Exhibit 10.1

$70,000,000

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 30, 2013

Among

GLADSTONE BUSINESS INVESTMENT, LLC

as the Borrower

GLADSTONE MANAGEMENT CORPORATION

as the Servicer

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO

as Lenders

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO

as Managing Agents

KEY EQUIPMENT FINANCE, INC.

as the Administrative Agent

and

KEY EQUIPMENT FINANCE, INC.

as Lead Arranger

i

ii

EXHIBITS

EXHIBIT A	Form of Borrower Notice
EXHIBIT B-1 EXHIBIT B-2	Form of Revolver Note Form of Swingline Note
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D	Form of Joinder Agreement
EXHIBIT E	Form of Monthly Report
EXHIBIT F	Form of Servicer’s Certificate
EXHIBIT G	Form of Dividend Declaration Certificate
EXHIBIT H	Form of Primary Document Trust Receipt
EXHIBIT I	Form of Assignment of Mortgage
EXHIBIT J	[Reserved]
EXHIBIT K	[Reserved]
EXHIBIT L	Form of Deposit Account Control Agreement
EXHIBIT M	Credit Report and Transaction Summary
EXHIBIT N	Moody’s Industry Classifications

SCHEDULES

SCHEDULE I	[Reserved]
SCHEDULE II	Loan List
SCHEDULE III	[Reserved]
SCHEDULE IV	Diversity Score Table

iii

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT is made as of April 30, 2013, among:

(1) GLADSTONE BUSINESS INVESTMENT, LLC, a Delaware limited liability company, as borrower (the “Borrower”);

(2) GLADSTONE MANAGEMENT CORPORATION, a Delaware corporation, as servicer (the “Servicer”);

(3) Each financial institution from time to time party hereto as a “Lender” (whether on the signature pages hereto or in a Joinder Agreement), and as Swingline Lender and their respective successors and assigns (collectively, the “Lenders”);

(4) Each financial institution from time to time party hereto as a “Managing Agent” (whether on the signature pages hereto or in a Joinder Agreement) and their respective successors and assigns (collectively, the “Managing Agents”);

(5) KEY EQUIPMENT FINANCE INC., as “Administrative Agent” and its respective successors and assigns (the “Administrative Agent”); and

(6) KEY EQUIPMENT FINANCE INC., as Lead Arranger.

IT IS AGREED as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

(a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1.

(b) As used in this Agreement and its exhibits, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“1940 Act” is defined in Section 4.1(x).

“Additional Amount” is defined in Section 2.13.

“Adjusted Eurodollar Rate” means, for any Settlement Period, an interest rate per annum equal to the quotient, expressed as a percentage and rounded upwards (if necessary), to the nearest 1/100 of 1%, (i) the numerator of which is equal to the LIBO Rate for such Settlement Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Settlement Period.

“Advances” means collectively the Revolver Advances and the Swing Advances.

“Administrative Agent” is defined in the preamble hereto.

“Advance Rate” means 50.0%.

“Advances Outstanding” means, on any day, the aggregate principal amount of Advances outstanding on such day, after giving effect to all repayments of Advances and makings of new Advances on such day.

“Adverse Claim” means a lien, security interest, pledge, charge, encumbrance or other right or claim of any Person.

“Affected Party” is defined in Section 2.12(a).

“Affiliate” with respect to a Person, means any other Person controlling, controlled by or under common control with such Person; provided, however, that when used with respect to any Person which is an Obligor in respect of a Loan, “Affiliate” shall not mean any of the Borrower, the Servicer or the Originator unless the Borrower, the Servicer or the Originator is a Person controlling, controlled by or under common control with such Obligor as of the first date such Obligor’s Loan becomes a Transferred Loan hereunder (regardless of any subsequent reconveyance or re-transfer). For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.

“Agent’s Account” means account number 329953020917 at KeyBank N.A. ABA number 021300077, account name Key Equipment Finance Inc.

“Aggregate Outstanding Loan Balance” means on any day, the sum of the Outstanding Loan Balances of all Eligible Loans included as part of the Collateral on such date.

“Aggregate Purchased Loan Balance” means on any day, (a) the sum of (i) the Purchased Loan Balances of all Eligible Loans included as part of the Collateral on such date and (ii) the amount of cash and cash equivalents held in the Collection Account and the Pending Account less the sum of the aggregate accrued but unpaid Servicing Fee, Revolver Loan Funding Fee, Interest and Commitment Fee minus (b) the Excess Concentration Amount as of such date.

“Agreement” or “Credit Agreement” means this Fifth Amended and Restated Credit Agreement, dated as of April 30, 2013, as hereafter amended, modified, supplemented or restated from time to time.

“Amortization Period” means the period beginning on the Termination Date and ending on the Maturity Date.

“Applicable Law” means, for any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, the Federal Truth in Lending

Act, Regulation Z, Regulation W, Regulation U and Regulation B of the Federal Reserve Board, the Foreign Corrupt Practices Act and the USA PATRIOT Act), and applicable judgments, decrees, injunctions, writs, orders, or line action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means 3.75% per annum.

“Applicable Percentage” means, with respect to any Lender on any day, the percentage equivalent of a fraction, the numerator of which is the Lender’s Commitment and the denominator of which is the Facility Amount. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Assignment and Acceptance” is defined in Section 11.1(b).

“Assignment of Mortgage” means, as to each Loan secured by an interest in real property, one or more assignments, notices of transfer or equivalent instruments, each in recordable form and sufficient under the laws of the relevant jurisdiction to reflect the transfer of the related mortgage, deed of trust, security deed or similar security instrument and all other documents related to such Loan and to the Borrower and to grant a perfected lien thereon by the Borrower in favor of the Administrative Agent on behalf of the Secured Parties, each such Assignment of Mortgage to be substantially in the form of Exhibit I hereto.

“Availability” means, on any day, the lesser of (i) the amount by which the Borrowing Base exceeds the sum of (A) Advances Outstanding and (B) an amount equal to 50% of the aggregate unfunded commitments under the Revolver Loans on such day and (ii) the amount by which the Facility Amount exceeds the sum of (A) Advances Outstanding and (B) the aggregate unfunded commitments under the Revolver Loans on such day; provided, however, that following the Termination Date, the Availability shall be zero.

“Available Collections” is defined in Section 2.8.

“Backup Servicer” means The Bank of New York Mellon, in its capacity as Backup Servicer under the Backup Servicing Agreement, together with its successors and assigns.

“Backup Servicer Expenses” means the out-of-pocket expenses to be paid to the Backup Servicer under the Backup Servicing Agreement.

“Backup Servicer Fee” means the fee to be paid to the Backup Servicer as set forth in the Backup Servicing Agreement.

“Backup Servicing Agreement” means the Amended and Restated Backup Servicing Agreement dated as of the Closing Date among the Borrower, the Servicer, the Administrative Agent and the Backup Servicer, as amended by that certain Amendment No. 1 to Backup Servicing Agreement dated as of April 14, 2009, as the same may from time to time be further amended, restated, supplemented, waived or modified.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101, et seq.), as amended from time to time.

“Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 1.0% or (c) the LIBO Rate.

“BB&T” means Branch Banking and Trust Company, in its capacity either as a Lender or in its individual capacity, as applicable, and its successors or assigns.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower” means Gladstone Business Investment, LLC, a Delaware limited liability company, or any permitted successor thereto.

“Borrowing Base” means on any date of determination, the lesser of (a) (i) the Aggregate Purchased Loan Balance minus (ii) the Required Equity Investment or (b) the Aggregate Purchased Loan Balance times the Advance Rate.

“Borrowing Base Test” means as of any date, a determination that (a) the lesser of (i) the Borrowing Base and (ii) the Facility Amount shall be equal to or greater than (b) the Advances Outstanding.

“Borrower Notice” means a written notice, in the form of Exhibit A, to be used for each borrowing, repayment of each Advance or termination or reduction of the Facility Amount or Prepayments of Advances.

“Breakage Costs” is defined in Section 2.11.

“Business Day” means any day of the year other than a Saturday or a Sunday on which (a) (i) banks are not required or authorized to be closed in New York, New York, Cleveland, Ohio, and Virginia or (ii) which is not a day on which the Bond Market Association recommends a closed day for the U.S. Bond Market, and (b) if the term “Business Day” is used in connection with the Adjusted Eurodollar Rate or the Interest Reset Date, means the foregoing only if such day is also a day of year on which dealings in United States dollar deposits are carried on in the London interbank market.

“Change-in-Control” means, with respect to any entity, the date on which (i) any Person or “group” acquires any “beneficial ownership” (as such terms are defined under Rule 13d-3 of, and Regulation 13D under, the Securities Exchange Act of 1934, as amended), either directly or indirectly, of membership interests or other equity interests or any interest convertible into any such interest in such entity having more than fifty percent (50%) of the voting power for the election of managers of such entity, if any, under ordinary circumstances, or (ii) (with regard to the Borrower, except in connection with any Discretionary Sale) an entity sells, transfers, conveys, assigns or otherwise disposes of all or substantially all of the assets of such entity.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (x) and (y) above be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charged-Off Loan” means any Loan (i) that is 120 days past due with respect to any interest or principal payment, (ii) for which an Insolvency Event has occurred with respect to the related Obligor or (iii) that is or should be written off as uncollectible by the Servicer in accordance with the Credit and Collection Policy.

“Charged-Off Ratio” means, with respect to any Settlement Period, the percentage equivalent of a fraction, calculated as of the Determination Date for such Settlement Period, (i) the numerator of which is equal to the aggregate Outstanding Loan Balance of all Transferred Loans that became Charged-Off Loans during such Settlement Period and (ii) the denominator of which is equal to the sum of (A) the Aggregate Outstanding Loan Balance as of the first day of such Settlement Period and (B) the Aggregate Outstanding Loan Balance as of the last day of such Settlement Period divided by 2.

“Closing Date” means October 19, 2006.

“Code” means The Internal Revenue Code of 1986, as amended.

“Collateral” means all right, title and interest, whether now owned or hereafter acquired or arising, and wherever located, of the Borrower in, to and under any and all of the following:

(i) the Transferred Loans, and all monies due or to become due in payment of such Loans on and after the related Purchase Date;

(ii) any Related Property securing the Transferred Loans, including all real estate collateral assigned to the Administrative Agent pursuant to an Assignment of Mortgage, and further including all Proceeds from any sale or other disposition of such Related Property;

(iii) the Loan Documents relating to the Transferred Loans;

(iv) all Supplemental Interests related to any Transferred Loans;

(v) the Collection Account, all funds held in such account, and all certificates and instruments, if any, from time to time representing or evidencing the Collection Account or such funds;

(vi) all Collections and all other payments made or to be made in the future with respect to the Transferred Loans, including such payments under any guarantee or similar credit enhancement with respect to such Loans;

(vii) all Hedge Collateral;

(viii) the Pending Account, the Operating Account and all deposit or banking accounts of the Borrower with the Administrative Agent, and all funds held in such accounts, and all certificates and instruments, if any, from time to time representing or evidencing such accounts or such funds; and

(ix) all income and Proceeds of the foregoing.

For avoidance of doubt, the Collateral, in the case of “Related Property” pursuant to clause (ii) above, may be and mean a Lien held by the Borrower against such property, rather than an ownership interest in such property.

“Collateral Custodian” means The Bank of New York Mellon Trust Company, N.A., formerly known as BNY Midwest Trust Company, in its capacity as Collateral Custodian under the Custody Agreement, together with its successors and assigns.

“Collateral Custodian Expenses” means the out-of-pocket expenses to be paid to the Collateral Custodian under the Custody Agreement.

“Collateral Custodian Fee” means the fee to be paid to the Collateral Custodian as set forth in the Custody Agreement.

“Collateral Quality Test” means as of any date, a set of tests that are satisfied so long as each of the following are satisfied: (i) the Weighted Average Life of the Transferred Loans shall not be greater than 66 months as of such date, (ii) the Weighted Average Spread in respect of Transferred Loans shall not be less than 5% as of such date, (iii) the weighted average Risk Rating of the Transferred Loans shall not be less than B-/ B3/4 by S&P, Moody’s or the Servicer’s risk rating model, respectively, (iv) the Diversity Score for the Transferred Loans shall be equal to or greater than 9 as of such date; provided, however, that the Diversity Score may be less than 9, but no lower than 8, so long as (a) the decline in the Diversity Score below 9 is attributable, in the Servicer’s reasonable discretion, to the sale or refinancing of Eligible Loans and not a decline in the performance of Eligible Loans and (b) the Diversity Score may be less than 9 for no more than 120 days following such sale or refinancing and (v) there shall be no fewer than twelve (12) Obligors on the Eligible Loans, each of which twelve Obligors is unaffiliated with any of the other eleven Obligors.

“Collection Account” is defined in Section 7.4(e).

“Collection Date” means the date following the Termination Date on which all Advances Outstanding have been reduced to zero, the Lenders have received all accrued Interest, fees, and all other amounts owing to them under this Agreement and the Hedging Agreement, the Hedge Counterparties have received all amounts due and owing hereunder and under the Hedge Transactions, and each of the Backup Servicer, the Collateral Custodian, the Administrative Agent and the Managing Agents have each received all amounts due to them in connection with the Transaction Documents.

“Collections” means (a) all cash collections or other cash proceeds of a Transferred Loan received by or on behalf of the Borrower by the Servicer or Originator from or on behalf of any Obligor in payment of any amounts owed in respect of such Transferred Loan, including, without limitation, Interest Collections, Principal Collections, Deemed Collections, Insurance Proceeds, and all Recoveries, (b) all amounts received by the Buyer (as defined in the Purchase and Sale Agreement) in connection with the repurchase of an Ineligible Loan pursuant to Section 6.1 of the Purchase Agreement, (c) all amounts received by the Administrative Agent in connection with the purchase of a Transferred Loan pursuant to Section 7.7, (d) all payments received pursuant to any Hedging Agreement or Hedge Transaction, and (e) interest earnings in the Collection Account.

“Commitment” means (a) the commitment of each Lender in the amount set forth next to the name of such Lender on the signature pages hereof, in each case as such amount may be modified in accordance with the terms hereof; and (b) with respect to any Person who becomes a Lender pursuant to an Assignment and Acceptance or a Joinder Agreement, the commitment of such Person to fund any Advance to the Borrower in an amount not to exceed the amount set forth in such Assignment and Acceptance or Joinder Agreement, as such amount may be modified in accordance with the terms hereof.

“Commitment Fee” means an amount equal to .50% per annum multiplied by the excess of the Commitments over the Advances Outstanding for such day. If the Borrower voluntarily terminates all or any portion of the Commitments prior to April 30, 2015, the Commitment Fee shall nonetheless be payable by the Borrower from the applicable termination date through the period expiring on April 30, 2015 as if such termination had not occurred, with the payment for the period following the applicable termination date to be made in a lump sum within ten (10) Business Days following the applicable termination date in an amount equal to (x) 0.50% per annum on the amount of the Commitments reduced, multiplied by (y) the number of days from the applicable termination date up to and including April 30, 2015. All calculations of the Commitment Fee shall be made on the basis of a year of 360 days for the actual number of days elapsed.

“Commitment Termination Date” means April 30, 2016, or such later date to which the Commitment Termination Date may be extended (if extended) in the sole discretion of the Lenders in accordance with Section 2.4(b).

“Contractual Obligation” means, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

“Controlled Transaction” means (i) any Investment by the Originator or the Borrower in an Obligor so long as such Obligor was not an Affiliate of any of the Originator, Borrower or Servicer immediately prior to the origination of the Loan by the Originator; and (ii) any and all subsequent Investment(s) by the Originator or the Borrower in an Obligor or any Affiliate of the Obligor described in clause (i) above.

“Covenant-Lite Loan” means a Loan lacking traditional financial covenants requiring minimum interest or other debt service coverage or specifying maximum levels of leverage or other similar “maintenance” tests.

“Credit Exposure” means, as to any Lender at any time, the outstanding principal amount of the Advances by such Lender.

“Credit and Collection Policy” means those credit, collection, customer relation and service policies (i) determined by the Borrower, the Originator and the initial Servicer as of the date hereof relating to the Transferred Loans and related Loan Documents, as on file with the Administrative Agent and as the same may be amended or modified from time to time in accordance with Sections 5.1(r) and 7.9(g); and (ii) with respect to any Successor Servicer, the collection procedures and policies of such person (as approved by the Administrative Agent) at the time such Person becomes Successor Servicer.

“Current Pay Loan” means any Transferred Loan (a) in respect of which the Servicer or Originator shall have taken any of the following actions: charging a default rate of interest, restricting Obligor’s right to make subordinated payments (other than payments in respect of owner’s debts and seller financings in the original loan agreement), acceleration of the Transferred Loan, foreclosure on collateral for the Loan, increasing its representation on the Obligor’s Board of Directors or similar governing body, or increasing the frequency of its inspection rights to permit inspection on demand, (b) that is not more than thirty (30) days past due with respect to any interest or principal payments and (c) in respect of which the Servicer shall have certified (which certification may be in the form of an e-mail or other written electronic communication) to the Administrative Agent that the Servicer does not believe, in its reasonable judgment, that a failure to pay interest or ultimate principal will occur. For avoidance of doubt, a Current Pay Loan shall be an Eligible Loan and included in the Borrowing Base but shall be subject to restriction as provided in the definitions of Excess Concentration Amount and Outstanding Loan Balance. A Transferred Loan shall cease to be a Current Pay Loan if it (i) becomes a Defaulted Loan through failure to satisfy the requirements set forth in clauses (b) and (c) of the preceding sentence in this definition or (ii) becomes an Eligible Loan which is no longer a Current Pay Loan (such that it is no longer subject to restriction for purposes of Excess Concentration Amount and Outstanding Loan Balance calculations), which shall occur upon receipt of a certification from the Servicer (which certification may be in the form of an e-mail or other written electronic communication) to the Administrative Agent that, as of the date of the certification (x) the applicable circumstances enumerated in clause (a) above which caused the Loan to be a Current Pay Loan shall no longer exist and (y) such Loan otherwise meets the definition of an Eligible Loan.

“Custody Agreement” means the Custodial Agreement, dated as of the Closing Date among the Borrower, the Servicer, the Originator, the Administrative Agent and the Collateral

Custodian, as amended by that certain Amendment No. 1 to Custodial Agreement dated as of April 14, 2009 and as the same may from time to time be further amended, restated, supplemented, waived or modified.

“Deemed Collections” means, on any day, the aggregate of all amounts Borrower shall have been deemed to have received as a Collection of a Transferred Loan. Borrower shall be deemed to have received a Collection in an amount equal to the unpaid balance (including any accrued interest thereon) of a Transferred Loan if at any time the Outstanding Loan Balance of any such Loan is either (i) reduced as a result of any discount or any adjustment or otherwise by Borrower (other than receipt of cash Collections) or (ii) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction).

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s ratable portion of the aggregate Credit Exposure of all Lenders (calculated as if all Defaulting Lenders had funded all of their respective Advances) over the aggregate outstanding principal amount of all Advances of such Defaulting Lender.

“Default Rate” means the rate equal to the Base Rate plus 2% plus the Applicable Margin.

“Default Ratio” means, with respect to any Settlement Period, the percentage equivalent of a fraction, calculated as of the Determination Date for such Settlement Period, (a) the numerator of which is equal to the aggregate Outstanding Loan Balance of all Transferred Loans (excluding Charged-Off Loans) that became Defaulted Loans during such Settlement Period and (b) the denominator of which is equal to (i) the sum of (x) the Aggregate Outstanding Loan Balance as of the first day of such Settlement Period and (y) the Aggregate Outstanding Loan Balance as of the last day of such Settlement Period divided by (ii) two.

“Defaulted Loan” means any Transferred Loan (a) as to which, (x) a default as to the payment of principal and/or interest has occurred and is continuing for a period of sixty (60) consecutive days with respect to such Loan (without regard to any grace period applicable thereto, or waiver thereof) or (y) a default not set forth in clause (x) has occurred and the holders of such Loan have accelerated all or a portion of the principal amount thereof as a result of such default, (b) as to which a default as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same Obligor which is senior or pari passu in right of payment to such Loan, (c) as to which the Obligor or others have instituted proceedings to have the Obligor adjudicated bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed or such issuer has filed for protection under Chapter 11 of the United States Bankruptcy Code (unless (x) in the case of subclause (y) of clause (a) or clauses (b) and (c) the Loan is a Current Pay Loan, in which case it shall not be deemed a Defaulted Loan or (y) in the case of clauses (b) or (c), the Loan is a DIP Loan, in which case it shall not be deemed a Defaulted Loan), (d) that the Servicer has in its reasonable commercial judgment otherwise declared to be a Defaulted Loan or (e) that has a Risk Rating of “Ca,” “CC” or “1” or below by Moody’s, S&P or the Servicer, respectively.

“Defaulting Lender” means, subject to Section 12.16, any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swing Advances) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Insolvency Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.16) upon delivery of written notice of such determination to the Borrower, the Swingline Lender and each Lender.

“Deposit Account Control Agreement” means each of (i) a letter agreement, substantially in the form of Exhibit L, among the Borrower, the Administrative Agent and the bank maintaining the Collection Account with respect to control of the Collection Account, as amended by Amendment No. 1 to Deposit Account Control Agreement dated as of April 14, 2009, and as the same may from time to time be further amended, modified, supplemented or restated, (ii) a letter agreement, substantially in the form of Exhibit L, among the Borrower, the Administrative Agent and the bank maintaining the Pending Account with respect to control of the Pending Account, as amended by Amendment No. 1 to Deposit Account Control Agreement dated as of April 14, 2009, and as the same may from time to time be further amended, modified, supplemented or restated, (iii) the Deposit Account Control Agreement dated as of April 14, 2009 with respect to the Operating Account among the Borrower, the bank maintaining the

Operating Account and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time and (iv) any letter agreement, substantially in the form of Exhibit L, among the Borrower, the Administrative Agent and the bank maintaining any Lock-Box Account.

“Derivatives” means any exchange-traded or over-the-counter (i) forward, future, option, swap, cap, collar, floor, foreign exchange contract, any combination thereof, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) any similar transaction, contract, instrument, undertaking or security, or (iii) any transaction, contract, instrument, undertaking or security containing any of the foregoing.

“Determination Date” means the last day of each Settlement Period.

“DIP Loan” means a Transferred Loan, the Obligor of which is a debtor-in-possession as described in Section 1107 of the Bankruptcy Code or a debtor as defined in Section 101(13) of the Bankruptcy Code (a “Debtor”) organized under the laws of the United States or any state therein, the terms of which have been approved by an order of a court of competent jurisdiction, which order provides that (i) such DIP Loan is secured by liens on otherwise unencumbered property of the Debtor’s bankruptcy estate pursuant to 364(c)(2) of the Bankruptcy Code, (ii) such DIP Loan is secured by liens of equal or senior priority on property of the Debtor’s estate that is otherwise subject to a lien pursuant to Section 364(d) of the Bankruptcy Code, (iii) such DIP Loan is secured by junior liens on property of the Debtor’s bankruptcy estate already subject to a lien encumbered assets (so long as such DIP Loan is a fully secured claim within the meaning of Section 506 of the Bankruptcy Code), or (iv) if the DIP Loan or any portion thereof is unsecured, the repayment of such DIP Loan retains priority over all other administrative expenses pursuant to Section 364(c)(1) of the Bankruptcy Code; provided that, in the case of the origination or acquisition of any DIP Loan, none of the Borrower or the Servicer have actual knowledge that the order set forth above is subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) or the subject of an appeal or stay pending appeal.

“Discretionary Sale” is defined in Section 2.16.

“Discretionary Sale Notice” is defined in Section 2.16(a).

“Discretionary Sale Settlement Date” means the Business Day specified by the Borrower to the Administrative Agent in a Discretionary Sale Notice as the proposed settlement date of a Discretionary Sale.

“Discretionary Sale Trade Date” means the Business Day specified by the Borrower to the Administrative Agent in a Discretionary Sale Notice as the proposed trade date of a Discretionary Sale.

“Distribution” is defined in Section 5.1(j).

“Diversity Score” means the single number that indicates collateral concentration for Loans in terms of both Obligor and industry concentration, which is calculated as described in Schedule IV attached hereto.

“Drawn Amount” means, at any time, the sum of (i) Advances Outstanding and (ii) the Revolver Loan Unfunded Commitment Amount at such time.

“Early Termination Event” is defined in Section 8.1.

“Effective Date” means April 30, 2013.

“Eligible Assignee” means a Person (a) that is a Lender or an Affiliate of a Lender or (b) (i) whose short-term rating is at least A-1 from S&P and P-1 from Moody’s, or whose obligations under this Agreement are guaranteed by a Person whose short-term rating is at least A-1 from S&P and P-1 from Moody’s and (ii) who is approved by the Administrative Agent (such approval not to be unreasonably withheld); provided that, notwithstanding any of the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or subsidiaries.

“Eligible Loan” means, on any date of determination, each Transferred Loan which satisfies each of the following requirements:

(i) the Loan is evidenced by a promissory note that has been duly authorized and that, together with the related Loan Documents, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Loan to pay the stated amount of the Loan and interest thereon, and the related Loan Documents are enforceable against such Obligor in accordance with their respective terms;

(ii) the Loan was originated in accordance with the terms of the Credit and Collection Policy and arose in the ordinary course of the Originator’s business from the lending of money to the Obligor thereof;

(iii) the Loan is not a Defaulted Loan;

(iv) the Obligor of such Loan has executed all appropriate documentation required by the Originator;

(v) the Loan, together with the Loan Documents related thereto, is a “general intangible”, an “instrument”, an “account”, or “chattel paper” within the meaning of the UCC of all jurisdictions that govern the perfection of the security interest granted therein;

(vi) all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the making of such Loan have been duly obtained, effected or given and are in full force and effect;

(vii) the Loan is denominated and payable only in United States dollars in the United States, and is not convertible by the Obligor into debt denominated in any other currency;

(viii) the Loan bears interest, which is due and payable no less frequently than quarterly, except for (i) Loans which bear interest which is due and payable no less frequently than semi-annually, provided that the aggregate Outstanding Loan Balances of such Loans do not exceed 10% of the Aggregate Outstanding Loan Balance and (ii) PIK Loans;

(ix) the Loan, together with the Loan Documents related thereto, does not contravene in any material respect any Applicable Laws (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Loan Documents related thereto is in material violation of any such Applicable Laws;

(x) the Loan, together with the related Loan Documents, is fully assignable (and if such Loan is secured by an interest in real property, an Assignment of Mortgage executed in blank has been delivered to the Collateral Custodian);

(xi) the Loan was documented and closed in accordance with the Credit and Collection Policy, including the relevant opinions and assignments, and there is only one current original promissory note;

(xii) the Loan and all Related Property (that is part of the Collateral) are free of any Liens except for Permitted Liens;

(xiii) the Loan has an original term to maturity of no more than 120 months;

(xiv) no right of rescission, set off, counterclaim, defense or other material dispute has been asserted with respect to such Loan;

(xv) any Related Property with respect to such Loan is insured in accordance with the Credit and Collection Policy;

(xvi) the Obligor with respect to such Loan is an Eligible Obligor;

(xvii) if such Loan is a PIK Loan, such Loan shall pay a minimum of five percent (5.0%) per annum current interest, on at least a quarterly basis;

(xviii) the Loan is not a loan or extension of credit made by the Originator or one of its subsidiaries to an Obligor for the purpose of making any principal, interest or other payment on such Loan necessary in order to keep such Loan from becoming delinquent;

(xix) the Loan has not been amended or subject to a deferral or waiver the effect of which is to (A) reduce the amount (other than by reason of the repayment thereof) or extend the time for payment of principal or (B) reduce the rate or extend the time of payment of interest (or any component thereof), in each case without the consent of the Required Lenders, which consent shall not be unreasonably withheld or delayed;

(xx) if such Loan is a Qualifying Syndicated Loan, (a) the Borrower has purchased an interest in such Loan from a financial institution which such financial institution (A) has a short-term debt rating equal to at least A-1 from S&P and P-1 from Moody’s, (B) has been approved in writing by the Required Lenders prior to the related Funding Date or (C) has an investment grade rating of BBB+/Baa1 or greater and (b) such Loan closed not more than thirty (30) days previously;

(xxi) if such Loan is a Revolver Loan, it shall be secured by a first priority, perfected security interest on certain assets of the Obligor which shall include, without limitation, accounts receivable and inventory;

(xxii) if such Loan is a Revolver Loan, the revolving credit commitment of the Borrower to the applicable Obligor thereunder (A) is between $500,000 and $5,000,000 and (B) shall have a term to maturity of three years or less;

(xxiii) if such Loan is a Fixed Rate Loan which is not subject to a Hedging Transaction, the interest rate charged on such Loan shall be equal to or greater than 9.0%;

(xxiv) such Loan is not a Structured Finance Obligation;

(xxv) such Loan is not an equity security, and does not by its terms permit the payment obligation of the Obligor thereunder to be converted into or exchanged for equity capital of such Obligor;

(xxvi) such Loan is not an obligation whose repayment is subject to or derived from (a) the value of other loans, securities and/or financial instruments or (b) the value of bonds insuring against loss arising from natural catastrophes;

(xxvii) [intentionally omitted];

(xxviii) the financing of such Loan by the Lenders does not contravene Regulation U of the Federal Reserve Board, nor require the Lenders to undertake reporting thereunder which it would not otherwise have cause to make;

(xxix) if such security or loan is a Real Estate Loan, there is full recourse to the Obligor for principal and interest payments;

(xxx) such Loan does not contain a confidentiality provision that restricts the ability of the Administrative Agent, on behalf of the Secured Parties, to exercise its rights under the Transaction Documents, including, without limitation, its rights to review the Loan, the related Loan File or the Originator’s credit approval file in respect of such Loan; provided, however, that a provision which requires the Administrative Agent or other prospective recipient of confidential information to maintain the confidentiality of such information shall not be deemed to restrict the exercise of such rights;

(xxxi) the Obligor of which is not the Servicer, an Affiliate of the Borrower or the Servicer or any other person whose investments are primarily managed by the Servicer or any Affiliate of the Servicer, unless (A) such Loan is approved by the Required Lenders or (B) the Affiliate relation arises in connection with a Controlled Transaction;

(xxxii) such Loan is not a Covenant-Lite Loan;

(xxxiii) the proceeds of such Loan are not used to finance construction projects or activities; and

(xxxiv) the Loan is not any type of bond, whether high yield or otherwise, or any similar financial instrument.

“Eligible Obligor” means, on any day, any Obligor that satisfies each of the following requirements:

(i) such Obligor’s principal office and any Related Property are located in the United States, any territory of the United States or Canada;

(ii) no other Loan of such Obligor is a Defaulted Loan;

(iii) such Obligor is (A) not the subject of any Insolvency Event or (B) the Obligor with regard to a DIP Loan;

(iv) such Obligor is not a Governmental Authority;

(v) such Obligor is in material compliance with all material terms and conditions of its Loan Documents; and

(vi) such Obligor is not an Affiliate of the Borrower, the Servicer or the Originator, except in connection with a Controlled Transaction.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Eurodollar Disruption Event” means, with respect to any Advance as to which Interest accrues or is to accrue at a rate based upon the Adjusted Eurodollar Rate, any of the following: (a) a determination by a Lender that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to make, fund or maintain any Advance; (b) the inability of any Lender to obtain timely information for purposes of determining the Adjusted Eurodollar Rate; (c) a determination by a Lender that the rate at which deposits of United States dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Advance; or (d) the inability of a Lender to obtain United States dollars in the London interbank market to make, fund or maintain any Advance.

“Eurodollar Reserve Percentage” means, on any day, the then applicable percentage (expressed as a decimal) prescribed by the Federal Reserve Board (or any successor) for determining maximum reserve requirements applicable to “Eurocurrency Liabilities” pursuant to Regulation D or any other then applicable regulation of the Federal Reserve Board (or any successor) that prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Excess Concentration Amount” means on any date of determination, the sum of, without duplication,

(a) the aggregate amount by which the Outstanding Loan Balances of Eligible Loans, the Obligors of which are residents of any one state, exceed 40% of the Aggregate Outstanding Loan Balance;

(b) the aggregate amount by which the Outstanding Loan Balance of each Eligible Loan exceeds the Large Loan Limit applicable to such Eligible Loan;

(c) the aggregate amount by which the Outstanding Loan Balances of all Eligible Loans which are PIK Loans exceed 10% of the Aggregate Outstanding Loan Balance;

(d) the aggregate amount by which the Outstanding Loan Balances of all Eligible Loans that have remaining terms to maturity greater than 84 months (measured as of the most recent Reporting Date) exceed 15% of the Aggregate Outstanding Loan Balance;

(e) the aggregate amount by which the Outstanding Loan Balances of Qualifying Syndicated Loans, for which no Subsequent Delivery Trust Receipt (as defined in the Custody Agreement) has been received exceed 10% of the Aggregate Outstanding Loan Balance;

(f) the aggregate amount by which the Outstanding Loan Balances of all Eligible Loans which have a Risk Rating of CCC+/Caa1/3 or below exceed 10% of the Aggregate Outstanding Loan Balance;

(g) the aggregate amount by which the Outstanding Loan Balances of all Eligible Loans which are Revolver Loans exceed 15% of the Aggregate Outstanding Loan Balance;

(h) the aggregate amount by which the Outstanding Loan Balances of all Eligible Loans which are Revolver Loans having a term to maturity of more than one year (measured as of the date such Loans became Transferred Loans) exceed 10% of the Aggregate Outstanding Loan Balance;

(i) the aggregate Outstanding Loan Balances of all Loans which have not been priced by Standard & Poor’s Securities Evaluations, Inc. for a period in excess of (i) 135 days from the date such Loans became Transferred Loans or (ii) 135 days from the last date on which such Loans were priced by Standard & Poor’s Evaluations, Inc. (other than those Loans which have a long term credit rating from S&P or Moody’s and have a quoted price by a financial institution rated at least A-1/P-1 that makes a market in such Loan or from a pricing service otherwise acceptable to the Managing Agents, which shall be expressly excluded from this subsection (i));

(j) the aggregate amount by which the Outstanding Loan Balances of all Eligible Loans that are unsecured exceed 10% of the Aggregate Outstanding Loan Balance;

(k) the aggregate amount by which the Outstanding Loan Balances of all Fixed Rate Loans exceed 35% of the Aggregate Outstanding Loan Balance, or, so long as the incremental amount above 35% of the Aggregate Outstanding Loan Balance is subject in its entirety to interest rate protection agreements fully protecting against changes in applicable interest rates, the aggregate amount by which the Outstanding Loan Balances of all Fixed Rate Loans exceed 45% of the Aggregate Outstanding Loan Balance;

(l) the aggregate amount by which the Outstanding Loan Balances of all Fixed Rate Loans which are not subject to a Hedge Transaction exceed 10% of the Aggregate Outstanding Loan Balance;

(m) the aggregate amount by which the Outstanding Loan Balances of all Eligible Loans that are Current Pay Loans exceed 10% of the Aggregate Outstanding Loan Balance;

(n) the aggregate amount by which the Outstanding Loan Balances of all Eligible Loans which are DIP Loans exceed 10% of the Aggregate Outstanding Loan Balance;

(o) the aggregate amount by which the Outstanding Loan Balances of all Loans which are subordinated to any other indebtedness of the applicable Obligor exceed 60% of the Aggregate Outstanding Loan Balance;

(p) the aggregate amount by which the Outstanding Loan Balances of all Eligible Loans which are participation interests exceeds 10% of the Aggregate Outstanding Loan Balance;

(q) the aggregate amount by which the Outstanding Loan Balances of all Eligible Loans for which the applicable Eligible Obligor is domiciled in Canada exceed 5% of the Aggregate Outstanding Loan Balance;

(r) the aggregate amount by which the Outstanding Loan Balances of all Eligible Loans which are Mezzanine Loans exceed 20% of the Aggregate Outstanding Loan Balance; and

(s) the aggregate amount by which the outstanding Loan Balances of all Eligible Loans that are Real Estate Loans exceeds 5% of the Aggregate Outstanding Loan Balance.

“Facility Amount” means, at any time and as reduced or increased from time to time, pursuant to the terms of this Agreement the aggregate dollar amount of Commitments of all the Lenders, as of the date of determination; provided, however, that on or after the Termination

Date, the Facility Amount shall be equal to the amount of Advances outstanding. As of the Effective Date, the Facility Amount is $70,000,000. The Facility Amount may be increased up to a total of $200,000,000 in accordance with the provisions of Section 2.3(c).

“Fair Market Value” means, with respect to each Eligible Loan, (1) to the extent that such Eligible Loan does not have a long term credit rating from S&P or Moody’s, the least of (a) to the extent priced by Standard & Poor’s Securities Evaluations, Inc., the product of (x) the remaining principal amount of the Eligible Loan and (y) the pricing as determined by Standard & Poor’s Securities Evaluations, Inc. in its most recent quarterly pricing, (b) the remaining principal amount of such Eligible Loan and (c) if such Eligible Loan has been reduced in value below the remaining principal amount thereof (other than as a result of the allocation of a portion of the remaining principal amount to warrants), the value of such Eligible Loan as required by, and in accordance with, the 1940 Act, as amended, and any orders of the SEC issued to the Originator, to be determined by the Board of Directors of the Originator and reviewed by its auditors and (2) otherwise, the least of (a) (x) the remaining principal amount of such Eligible Loan times (y) the price quoted to the Borrower on such Eligible Loan from a financial institution rated at least A-1/P-1 that makes a market in such Eligible Loan or from a pricing service otherwise acceptable to the Managing Agents, (b) the remaining principal amount of such Eligible Loan and (c) if such Eligible Loan has been reduced in value below the remaining principal amount thereof (other than as a result of the allocation of a portion of the remaining principal amount to warrants), the value of such Eligible Loan as required by, and in accordance with, the 1940 Act, as amended, and any orders of the SEC issued to the Originator, to be determined by the Board of Directors of the Originator and reviewed by its auditors.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (New York, New York time) for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means any letter agreement in respect of fees among the Borrower and the Administrative Agent or any Managing Agent, each as it may be amended or modified and in effect from time to time.

“First Lien Loan” means a loan that is secured by the pledge of collateral and which has the most senior pre-petition priority in any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings; provided that (i) any portion of such a Loan which has leverage (as measured by debt/EBITDA as of the closing of the loan) above (x) 5.5x for loans to companies in the following industries (A) media (broadcasting and publishing), (B) cable and (C) telecommunications and (y) 4.25x for loans to companies in all other industries and is structured primarily using a cash flow analysis (in the mutual reasonable judgment of the Administrative Agent and the Borrower) will be deemed to be a Second Lien Loan and (ii) Loans that are structured primarily using an asset based approach (in the mutual reasonable judgment of the Administrative Agent and the Borrower) will be deemed to be Second Lien Loans if the LTV percentage (debt/asset value) is greater than 85%.

“Fixed Rate Loan” means a Transferred Loan that bears interest at a fixed rate.

“Floating Rate Loan” means a Transferred Loan that bears interest at a floating rate.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Advances made by the Swingline Lender other than Swing Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funding Date” means any day on which an Advance is made in accordance with and subject to the terms and conditions of this Agreement.

“Funding Request” means a Borrower Notice requesting an Advance and including the items required by Section 2.2.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Group Advance Limit” means, for each Lender Group, the sum of the Commitments of the Lenders in such Lender Group.

“Guarantor Event of Default” means the occurrence of any “Event of Default” under and as defined in the Performance Guaranty.

“Hedge Breakage Costs” means, for any Hedge Transaction, any amount payable by the Borrower for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Collateral” is defined in Section 5.2(b).

“Hedge Counterparty” means KeyBank, BB&T or any other entity that (a) on the date of entering into any Hedge Transaction (i) is an interest rate swap dealer that is either a Lender or an Affiliate of a Lender, or has been approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld), and (ii) has a short-term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s, and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Administrative Agent pursuant to Section 5.2(b) and (ii) agrees that in the event that S&P or Moody’s reduces its short-term unsecured debt rating below A-1 or P-1, respectively, it shall transfer its rights and obligations under each Hedging Transaction to another entity that meets the requirements of clause (a) and (b) hereof or make other arrangements acceptable to the Administrative Agent and the Rating Agencies.

“Hedge Transaction” means each interest rate cap transaction between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.2 and is governed by a Hedging Agreement.

“Hedging Agreement” means each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.2, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto substantially in a form as the Administrative Agent shall approve in writing, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction.

“Increased Costs” means any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.12.

“Indebtedness” means, with respect to the Borrower or the initial Servicer at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Adverse Claims on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (e) all indebtedness, obligations or liabilities of that Person in respect of Derivatives, and (f) obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, clauses (a) through (e) above.

“Indemnified Amounts” is defined in Section 9.1(a).

“Indemnified Party” is defined in Section 9.1(a).

“Independent Director” is defined in the LLC Agreement.

“Industry” means the industry of an Obligor as determined by reference to the Moody’s Industry Classifications.

“Ineligible Loan” is defined in the Purchase Agreement.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” means any case, action or proceeding before any court or Governmental Authority relating to an Insolvency Event.

“Insurance Policy” means, with respect to any Transferred Loan, an insurance policy covering physical damage to or loss to any assets or Related Property of the Obligor securing such Loan.

“Insurance Proceeds” means any amounts payable or any payments made, to the Borrower or to the Servicer on its behalf under any Insurance Policy.

“Interest” means, for each Settlement Period and each Advance outstanding during such Settlement Period, the product of:

IR x P x	AD 360

where

IR	=	the Interest Rate applicable to such Advance, resetting as and when specified herein;

P	=	the principal amount of such Advance on the first day of such Settlement Period, or if such Advance was first made during such Settlement Period, the principal amount of such Advance on the day such Advance is made; and

AD	=	the actual number of days in such Settlement Period, or if such Advance was first made during such Settlement Period, the actual number of days beginning on the day such Advance was first made through the end of such Settlement Period;

provided, however, that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collections” means any and all Collections which do not constitute Principal Collections.

“Interest Coverage Ratio” means, with respect to any calendar quarter, the percentage equivalent of a fraction, calculated as of the last Determination Date in such calendar quarter, (a) the numerator of which is equal to the aggregate Interest Collections for such calendar quarter and (b) the denominator of which is equal to the sum of (x) the aggregate amount payable pursuant to Section 2.8(a)(ii), (iv), (v) and (vii) hereunder and (y) an amount equal to the sum of the products, for each day during the related calendar quarter, of (i) the Advances Outstanding, (ii) the weighted average of the Servicing Fee Rates used to compute the Servicing Fee for such calendar quarter, and (iii) a fraction, the numerator of which is 1 and the denominator of which is 360.

“Interest Rate” means for any Settlement Period and any Advance:

(a) during the Revolving Period, a rate per annum equal to the Adjusted Eurodollar Rate plus the Applicable Margin; provided, however, that the Interest Rate shall be the Base Rate plus the Applicable Margin if a Eurodollar Disruption Event occurs; and, provided, further, that the Interest Rate for the first two (2) Business Days following any Advance made by a Lender shall be the Base Rate plus the Applicable Margin unless such Lender has received at least two (2) Business Days’ prior notice of such Advance; or

(b) during the Amortization Period, a rate equal to the Base Rate plus the Applicable Margin;

(c) at any time following an Early Termination Event, a rate equal to the Default Rate; or

(d) for a Swing Advance, a rate equal to the Base Rate plus the Applicable Margin.

“Interest Reset Date” means the first day of each calendar month, or, if the first day of such calendar month is not a Business Day, the immediately preceding Business Day

“Investment” means, with respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of assets pursuant to the Purchase Agreement and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

“Joinder Agreement” means a joinder agreement substantially in the form set forth in Exhibit D hereto pursuant to which a new Lender Group becomes party to this Agreement.

“KEF” means Key Equipment Finance Inc. in its capacity as a Lender, as Swingline Lender, as Managing Agent and as Administrative Agent, and its successors or assigns.

“KeyBank” means KeyBank National Association and its successors or assigns.

“Key Man Event” means any two of (i) David Gladstone, (ii) Terry Brubaker and (iii) David A.R. Dullum shall cease to be employed by the Originator in the capacity as executive officers thereof.

“Large Loan Limit” means $15,000,000.

“Lenders” is defined in the preamble hereto.

“Lender Group” means any group consisting of a Lender and its related Managing Agent.

“LIBO Rate” means, for any Settlement Period or portion thereof and any Advance, a interest rate per annum equal to the rate per annum determined on the basis of the rate for deposits in United States dollars of amounts equal or comparable to the principal amount of such Advance offered for a term of one calendar month, which rate appears on Reuters Screen LIBOR01 (or such other page as may replace such screen of that service or such other service or services as may be nominated by the British Banker’s Association for the purpose of displaying London InterBank Offered Rates for United States dollar deposits) determined as of 11:00 a.m. London, England time on each Interest Reset Date; provided that if no such offered rates appear on such page, the “London InterBank Offered Rate” for such Settlement Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two (2) major lenders in New York City, selected by the Administrative Agent, at approximately 10:00 a.m., New York City time, two (2) Business Days prior to the first day of such Settlement Period, for deposits in Dollars offered by leading European banks for a period comparable to such Settlement Period in an amount comparable to the principal amount of such Advance.

“Lien” means, with respect to any Collateral, (a) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Collateral, or (b) the interest of a vendor or lessor under any conditional sale agreement, financing loan or other title retention agreement relating to such Collateral.

“Liquidation Expenses” means, with respect to any Defaulted Loan or Charged-Off Loan, the aggregate amount of out-of-pocket expenses reasonably incurred by the Borrower or on behalf of the Borrower by the Servicer (including amounts paid to any subservicer) in connection with the repossession, refurbishing and disposition of any related assets securing such Loan including the attempted collection of any amount owing pursuant to such Loan.

“LLC Agreement” means that certain Limited Liability Company Agreement dated October 19, 2006 between the Borrower and the Originator, as amended by that certain Amendment No. 1 to Limited Liability Company Agreement dated April 13, 2010.

“Loan” means any senior or subordinate loan arising from the extension of credit to an Obligor by the Originator in the ordinary course of the Originator’s business.

“Loan Documents” means, with respect to any Loan, the related promissory note and any related loan agreement, security agreement, mortgage, assignment of mortgage, assignment of Loans, all guarantees, and UCC financing statements and continuation statements (including amendments or modifications thereof) executed by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Loan and related promissory note, including, without limitation, general or limited guaranties and, for each Loan secured by real property an Assignment of Mortgage.

“Loan File” means, with respect to any Loan, each of the Loan Documents related thereto.

“Loan List” means the Loan List provided by the Borrower to the Administrative Agent and the Collateral Custodian, as set forth in Schedule II hereto (which shall include the specific documents that should be included in each Loan File), as the same may be changed from time to time in accordance with the provisions hereof.

“Lock-Box” means a post office box to which Collections are remitted for retrieval by a Lock-Box Bank and deposited by such Lock-Box Bank into a Lock-Box Account.

“Lock-Box Account” means an account, subject to a Deposit Account Control Agreement, maintained in the name of the Borrower for the purpose of receiving Collections at a Lock-Box Bank.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Managing Agent” means, as to any Lender, the financial institution identified as such on the signature pages hereof or in the applicable Assignment and Acceptance or Joinder Agreement.

“Mandatory Prepayment” is defined in Section 2.4(a).

“Margin Stock” is defined in Section 4.1(y).

“Market Servicing Fee” is defined in Section 7.20.

“Market Servicing Fee Differential” means, on any date of determination, an amount equal to the positive difference between the Market Servicing Fee and Servicing Fee.

“Material Adverse Change” means, with respect to any Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Material Adverse Effect” means with respect to any event or circumstance, a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Servicer or the Borrower, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or any Liquidity Agreement or the validity, enforceability or collectibility of the Loans, (c) the rights and remedies of the Administrative Agent or any Secured Party under this Agreement or any Transaction Document or any Liquidity Agreement or (d) the ability of the Borrower or the Servicer to perform its obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority, or enforceability of the Administrative Agent’s or Secured Parties’ interest in the Collateral.

“Maturity Date” means the date that is one year after the Termination Date. The Advances Outstanding will be due and payable in full on the Maturity Date.

“Maximum Lawful Rate” is defined in Section 2.6(d).

“Mezzanine Loan” means any assignment of, or participation interest or other interest in, a Loan that is of a rank lower than a Second Lien Loan.

“Monthly Report” is defined in Section 7.11(a).

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Moody’s Industry Classifications” means the classifications as set forth in Exhibit N. The classification under which an Eligible Loan is categorized shall be determined on the date of origination in the reasonable discretion of the Borrower.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Net Worth” means, with respect to the Performance Guarantor, the total of stockholder’s equity (determined in accordance with GAAP) plus Subordinated Debt (determined in accordance with GAAP, but excluding for purposes of testing compliance with Section 7.18(xiv) the impact of the election of ASC 825 or similar accounting guideline with respect to determining the fair value of the debt of the Performance Guarantor on a consolidated basis (for avoidance of doubt, the intent of this language is to cause the debt of the Performance Guarantor to be valued at par value rather than fair value)), less the total amount of any intangible assets, including without limitation, deferred charges and goodwill.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” is defined in Section 2.5(a).

“Obligations” means all loans, advances, debts, liabilities and obligations, for monetary amounts owing by the Borrower to the Lenders, the Administrative Agent, the Managing Agents or any of their assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of this Agreement, any other Transaction Document or any Fee Letter delivered in connection with the transactions contemplated by this Agreement, or any Hedging Agreement, as amended or supplemented from time to time, whether or not evidenced by any separate note, agreement or other instrument. This term includes, without limitation, all principal, interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), Breakage Costs, Hedge Breakage Costs, fees, including, without limitation, any and all arrangement fees, loan fees, facility fees, and any and all other fees, expenses, costs or other sums (including attorney costs) chargeable to the Borrower under any of the Transaction Documents or under any Hedging Agreement.

“Obligor” means, with respect to any Loan, the Person or Persons obligated to make payments pursuant to such Loan, including any guarantor thereof. For purposes of calculating the Excess Concentration Amount and the Required Equity Investment, all Loans included in the Collateral or to become part of the Collateral the Obligor of which is an Affiliate of another Obligor shall be aggregated with all Loans of such other Obligor.

“Officer’s Certificate” means a certificate signed by any officer of the Borrower or the Servicer, as the case may be, and delivered to the Administrative Agent.

“Operating Account” means the Borrower’s operating account number 138833 at The Bank of New York Mellon Trust Company, N.A.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Borrower or the Servicer, as the case may be, and who shall be reasonably acceptable to the Administrative Agent.

“Originator” means Gladstone Investment Corporation, a Delaware corporation.

“Outstanding Loan Balance” means with respect to any Loan, the then outstanding principal balance thereof, provided, however, that with respect to Current Pay Loans, the “Outstanding Loan Balance” of such Loans shall be equal to 70% of the outstanding principal balance thereof.

“Participant” is defined in Section 11.1(f).

“Payment Date” means the ninth (9th) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day; provided that for purposes of distributions required pursuant to Section 2.8(a)(viii) only, “Payment Date” shall mean any Business Day.

“Pending Account” is defined in Section 2.15(a).

“Performance Guarantor” is defined in the Performance Guaranty.

“Performance Guaranty” means the Performance Guaranty with respect to the obligations of the Servicer, dated as of the Closing Date, by the Originator in favor of the Borrower and the Administrative Agent, as amended by that certain Amendment No. 1 to Performance Guaranty dated as of April 14, 2009, that certain Amendment No. 2 to Performance Guaranty dated as of April 13, 2010, that certain Amendment No. 3 to Performance Guaranty dated as of October 26, 2011, that certain Amendment No. 4 to Performance Guaranty dated as of the date hereof, and as the same may be further amended, modified, supplemented or restated from time to time.

“Permitted Investments” means any one or more of the following types of investments:

(a) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;

(b) marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;

(c) bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated A-1 by S&P and P-1 by Moody’s;

(d) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;

(e) commercial paper rated at least A-1 by S&P and P-1 by Moody’s; and

(f) demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least A-1 by S&P and P-1 by Moody’s.

“Permitted Liens” means Liens created pursuant to the Transaction Documents in favor of the Administrative Agent, as agent for the Secured Parties.

“Person” means an individual, partnership, corporation (including a statutory trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“PIK Loan” means a Loan to an Obligor, which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan for some period of the time prior to such Loan requiring the cash payment of interest on a monthly or quarterly basis.

“Portfolio Rate” means on any day, with respect to any Settlement Period, the annualized percentage equivalent of a fraction, the numerator of which is equal to all Interest Collections for such Settlement Period, and the denominator of which is equal to the Advances Outstanding on the last day of such Settlement Period.

“Portfolio Yield” means on any day, the excess, if any, of (a) the Portfolio Rate on such day over (b) the Interest Rate on such day.

“Post-Termination Revolver Loan Fundings” means an advance by the Lenders, made on or following the Revolver Loan Funding Date, which may be used for the sole purpose of funding advances requested by Obligors under the Revolver Loans.

“Prime Rate” means the rate publicly announced by KeyBank from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by KeyBank in connection with extensions of credit to debtors.

“Principal Collections” means any and all amounts received in respect of any principal due and payable under any Transferred Loan from or on behalf of Obligors that are deposited into the Collection Account, or received by the Borrower or on behalf of the Borrower by the Servicer or Originator in respect of the Transferred Loans, including, without limitation, proceeds of sales and any hedge termination payments, in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment.

“Proceeds” means, with respect to any Collateral, whatever is receivable or received when such Collateral is sold, collected, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, including all rights to payment with respect to any insurance relating to such Collateral.

“Pro-Rata Share” means, with respect to any Lender on any day, the percentage equivalent of a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Group Advance Limit of the related Lender Group.

“Purchase Agreement” means the Purchase and Sale Agreement dated as of the Closing Date, between the Originator and the Borrower, as amended by that certain Amendment No. 1 to Purchase Agreement dated as of April 14, 2009, that certain Amendment No. 2 to Purchase Agreement dated as of October 26, 2011, that certain Amendment No. 3 to Purchase Agreement dated as of even date herewith, and as the same may be further amended, modified, supplemented or restated from time to time.

“Purchase Date” is defined in the Purchase Agreement.

“Purchased Loan Balance” means as of any date of determination and any Transferred Loan, the lesser of (i) the Outstanding Loan Balance of such Loan as of such date and (ii) the Fair Market Value of such Loan.

“Purchasing Lender” is defined in Section 11.1(b).

“Qualified Institution” is defined in Section 7.4(e).

“Qualifying Syndicated Loan” means any Loan designated by the Borrower as such in the Loan List.

“Real Estate Loan” means a Transferred Loan that is (a)(i) secured primarily by a mortgage, deed of trust or similar lien on commercial real estate (other than hotels, restaurants and casinos) or residential real estate and (ii) primary repayment of the payment obligations thereof is derived from rental or other real estate related income or (b) a loan or debt obligation which falls within the Moody’s Industry Classification “Buildings and Real Estate”.

“Records” means, with respect to any Transferred Loans, all documents, books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any item of Collateral and the related Obligors, other than the Loan Documents.

“Recoveries” means, with respect to any Defaulted Loan or Charged-Off Loan, Proceeds of the sale of any Related Property, Proceeds of any related Insurance Policy, and any other recoveries with respect to such Loan and Related Property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required to be refunded to the Obligor on such Loan.

“Register” is defined in Section 11.1(d).

“Related Property” means, with respect to a Loan, any property or other assets of the Obligor thereunder pledged as collateral to the Originator to secure the repayment of such Loan.

“Reporting Date” means the date that is two (2) Business Days prior to each Payment Date.

“Repurchase Price” means for any Transferred Loan purchased by the Servicer pursuant to Section 7.7, an amount equal to the outstanding principal balance of such Loan as of the date of purchase, plus all accrued and unpaid interest on such Loan.

“Required Equity Investment” means the minimum amount of equity investment in the Borrower which shall be maintained by the Originator, in the form of Eligible Loans and/or cash having an outstanding principal balance at all times prior to the Termination Date of an amount equal to: (a) if the Advances Outstanding are less than or equal to $50,000,000, the greater of (i) $75,000,000 or (ii) the sum of the Outstanding Loan Balances of the five largest Eligible Loans; or (b) if the Advances Outstanding are greater than $50,000,000, the greater of (i) $100,000,000 or (ii) the sum of the Outstanding Loan Balances of the five largest Eligible Loans.

“Required Lenders” means at a particular time, Lenders with Commitments in excess of 50% of the Facility Amount; provided that at any time at which there are two or fewer Lenders, Required Lenders shall mean all Lenders; provided further that at any time the Facility Amount is less than $100,000,000, Required Lenders shall mean Lenders with Commitments in excess of 66 2/3% of the Facility Amount. The Commitments and any outstanding Advances of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Reports” means collectively, the Monthly Report, the Servicer’s Certificate and the annual and quarterly financial statements of the Originator required to be delivered to the Borrower, the Managing Agents, the Administrative Agent and the Backup Servicer pursuant to Section 7.11 hereof.

“Responsible Officer” means, as to the Borrower, David Gladstone, Terry Brubaker, David Watson or David A. R. Dullum, and as to any other Person, any officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject. The Borrower may designate other Responsible Officers from time to time by notice to the Administrative Agent.

“Revolver Advance” means an advance made to the Borrower under this Agreement pursuant to Section 2.1(a).

“Revolver Loan” means each Loan with respect to which the Borrower has a revolving credit commitment to advance amounts to the applicable Obligor during a specified term.

“Revolver Loan Funding” is defined in Section 2.14(a).

“Revolver Loan Funding Account” is defined in Section 2.14(a).

“Revolver Loan Funding Account Shortfall” means, on any date, the amount, if any, by which the Revolver Loan Unfunded Commitment Amount at such time exceeds the aggregate amount on deposit in the Revolver Loan Funding Accounts.

“Revolver Loan Funding Account Surplus” means, on any date, the amount, if any, by which the amount on deposit in the Revolver Loan Funding Accounts exceeds the Revolver Loan Unfunded Commitment Amount at such time.

“Revolver Loan Funding Date” means the Termination Date, if Revolver Loans are outstanding on such date.

“Revolver Loan Funding Fee” is defined in Section 2.14(a).

“Revolver Loan Unfunded Commitment Amount” means, at any time, the aggregate unfunded commitments under the Revolver Loans at such time.

“Revolving Period” means the period commencing on the Effective Date and ending on the day immediately preceding the Termination Date.

“RIC/BDC Requirements” means the requirements the Performance Guarantor must satisfy to maintain its status as a “business development company,” within the meaning of the Small Business Incentive Act of 1980 (Section 2(a)(48) of the Investment Company Act), and its election to be treated as a “registered investment company” under the Code.

“Risk Rating” means, with respect to any Loan at any time, if such Loan is at such time (i) rated by both S&P and Moody’s, the lower of such ratings, (ii) rated by either S&P or Moody’s, such rating or (iii) not rated by either S&P or Moody’s, the rating determined by the Servicer’s risk rating model.

“Rolling Three-Month Charged-Off Ratio” means, for any day, the rolling three period average Charged-Off Ratio for the three immediately preceding Settlement Periods.

“Rolling Three-Month Default Ratio” means, for any day, the rolling three period average Default Ratio for the three immediately preceding Settlement Periods.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Scheduled Payment” means, on any Determination Date, with respect to any Loan, each monthly payment (whether principal, interest or principal and interest) scheduled to be made by the Obligor thereof after such Determination Date under the terms of such Loan.

“Second Lien Loan” means a Loan that is secured by the pledge of collateral and which is only subordinate to all First Lien Loans.

“Secured Party” means (i) each Lender, (ii) each Managing Agent, and (iii) each Hedge Counterparty that is either a Lender or an Affiliate of a Lender if that Affiliate executes a counterpart of this Agreement agreeing to be bound by the terms of this Agreement applicable to a Secured Party.

“Servicer” means Gladstone Management Corporation, a Delaware corporation, and its permitted successors and assigns.

“Servicer Advance” means an advance of Scheduled Payments made by the Servicer pursuant to Section 7.5.

“Servicer Termination Event” is defined in Section 7.18.

“Servicer’s Certificate” is defined in Section 7.11(b).

“Servicing Duties” means those duties of the Servicer which are enumerated in Section 7.2.

“Servicing Fee” means, for each Payment Date, an amount equal to the sum of the products, for each day during the related Settlement Period, of (i) the Outstanding Loan Balance of each Loan as of the preceding Determination Date, (ii) the applicable Servicing Fee Rate, and (iii) a fraction, the numerator of which is 1 and the denominator of which is 360.

“Servicing Fee Limit Amount” means for each Payment Date, an amount equal to 10% of the Servicing Fee for the related Settlement Period.

“Servicing Fee Rate” means with respect to all Loans, a rate equal to 2.0% per annum.

“Servicing Records” means all documents, books, records and other information (including, without limitation, computer programs, tapes, disks, data processing software and related property rights) prepared and maintained by the Servicer with respect to the Transferred Loans and the related Obligors.

“Settlement Period” means each period from and including a Payment Date to but excluding the following Payment Date.

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property owned by such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property owned by such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Spread” means, with respect to Floating Rate Loans, the cash interest spread of such Floating Rate Loan over the LIBO Rate.

“Structured Finance Obligation” means any Loan or security the payment or repayment of which is based primarily upon the collection of payments from a specified pool of financial assets, either fixed or revolving, that by their terms convert into cash within a finite time period, together with any rights or other assets designed to assure the servicing or timely distribution of proceeds to security holders, including, in any event, any project finance security, any asset backed security and any future flow security.

“Subordinated Debt” means any debt that is subordinated in right of payment to other debt of the Performance Guarantor.

“Successor Servicer” is defined in Section 7.19(a).

“Supplemental Interests” means, with respect to any Transferred Loan, any warrants, equity or other equity interests or interests convertible into or exchangeable for any such interests received by the Originator from the Obligor in connection with such Transferred Loan.

“Swap Breakage and Indemnity Amounts” means any early termination payments, taxes, indemnification payments and any other amounts owed to a Hedge Counterparty under a Hedging Agreement that do not constitute monthly payments.

“Swing Advance” means an Advance made by the Swingline Lender pursuant to Section 2.1(b).

“Swing Prepayment Amount” is defined in Section 12.16(e).

“Swingline Lender” means KEF, in its capacity as lender of Swing Advances hereunder.

“Swingline Note” means the promissory note of the Borrower, substantially in the form of Exhibit B-2, evidencing the obligation of the Borrower to repay the Swing Advances, together with all amendments, consolidations, modifications, renewals, and supplements thereto.

“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Government Authority.

“Termination Date” means the earliest to occur of (a) the date declared by the Administrative Agent or occurring automatically in respect of the occurrence of an Early Termination Event pursuant to Section 8.1, (b) a date selected by the Borrower upon at least 30 days’ prior written notice to the Administrative Agent and each Managing Agent and (c) the Commitment Termination Date.

“Termination Notice” is defined in Section 7.18.

“Transaction Documents” means this Agreement, the Purchase Agreement, all Hedging Agreements, the Custody Agreement, the Backup Servicing Agreement, the Deposit Account Control Agreements for the Collection Account, the Pending Account and the Operating Account, the Performance Guaranty, any Assignments of Mortgage and any additional document, letter, fee letter, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transferred Loans” means each Loan that is acquired or in which an interest is acquired by the Borrower under the Purchase Agreement and all Loans received by the Borrower in respect of the Required Equity Investment. Any Transferred Loan that is (i) repurchased or reacquired by the Originator pursuant to the terms of Section 6.1 of the Purchase Agreement, (ii) purchased by the Servicer pursuant to the terms of Section 7.7 or (iii) otherwise released from the lien of this Agreement pursuant to Section 6.3 shall not be treated as a Transferred Loan for purposes of this Agreement (provided that the purchase or repurchase of any Defaulted Loan or Charged-Off Loan shall not alter such Transferred Loan’s status as a Defaulted Loan or Charged-Off Loan for purposes of calculating ratios for periods occurring prior to the purchase or repurchase of such Transferred Loan).

“Transition Costs” means the reasonable costs and expenses incurred by the Backup Servicer in transitioning to Servicer; provided, however, that the Administrative Agent’s consent shall be required if such Transition Costs exceed $50,000.00 in the aggregate.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction or, if no jurisdiction is specified, the State of New York.

“United States” means the United States of America.

“Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would become an Early Termination Event.

“Unreimbursed Servicer Advances” means, at any time, the amount of all previous Servicer Advances (or portions thereof) as to which the Servicer has not been reimbursed as of such time pursuant to Section 2.8 and that the Servicer has determined in its sole discretion will not be recoverable from Collections with respect to the related Transferred Loan.

“Weighted Average Fixed Coupon” means, as of any date of determination, the number, expressed as a percentage, obtained by summing the products obtained by multiplying the cash interest coupon of each Fixed Rate Loan (excluding Defaulted Loans) as of such date by the Outstanding Loan Balance of such Loans as of such date, dividing such sum by the aggregate Outstanding Loan Balance of all such Fixed Rate Loans and rounding up to the nearest 0.01%. For the purpose of calculating the Weighted Average Fixed Coupon, all Fixed Rate Loans that are not currently paying cash interest shall have an interest rate of 0%.

“Weighted Average Floating Spread” means, as of any date of determination, the number, expressed as a percentage, obtained by summing the products obtained by multiplying, in the case of each Floating Rate Loan (excluding Defaulted Loans) on an annualized basis, the Spread of such Loans (including commitment, letter of credit and all other fees), by the Outstanding Loan Balance of such Loans as of such date and dividing such sum by the aggregate Outstanding Loan Balance of all such Floating Rate Loans and rounding the result up to the nearest 0.01%.

“Weighted Average Life” means, with respect to the Transferred Loans as of any determination date, (i) the quotient obtained by dividing (A) the sum of the amounts calculated for each month (beginning with the month in which such determination is being made and ending with the month in which the last principal payment is scheduled to be received with respect to the Transferred Loans), which amount for each such month shall be equal to the product of (x) the scheduled principal payment amount for the Transferred Loans for such month, multiplied by (y) the number of months that such month occurs from the month in which such determination date occurs (e.g., the month in which such determination date occurs shall have a value of 1, the month occurring immediately after the month in which such determination date occurs shall have a value of 2 etc.) by (B) the total amount of all scheduled principal payments to be received under the Transferred Loans as of such determination date, divided by (ii) 12.

“Weighted Average Spread” means, as of any date of determination, an amount (rounded up to the next 0.01%) equal to the weighted average of (a) for Floating Rate Loans, the Weighted Average Floating Spread of the Floating Rate Loans and (b) for Fixed Rate Loans, the excess of the Weighted Average Fixed Coupon of the Fixed Rate Loans over the then-current weighted average strike rate under the Hedge Transactions, or, if there are no Hedge Transactions outstanding, over the then current LIBO Rate.

“Unused Commitment” means, as to any Lender at any time, the amount by which such Lender’s Commitment at such time exceeds the aggregate Advances Outstanding in respect of such Lender.

“Williams Mullen Opinion” means the “non-consolidation” opinion letter of Williams Mullen delivered on April 30, 2013, as such opinion letter may be modified, supplemented, replaced or confirmed in any subsequent opinion letter covering such subject matter delivered to the Administrative Agent.

Section 1.2 Other Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. To the extent any change in GAAP after the Effective Date resulting from the adoption of international accounting standards in the United States affects any computation or determination required to be made under or pursuant to this Agreement, including any computation or determination made with respect to the Borrower or Servicer’s compliance with any covenant or condition hereunder, such computation or determination shall be made as if such change in GAAP had not occurred. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Document;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(v) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

ARTICLE II

ADVANCES

Section 2.1 Advances.

(a) Revolver Advances. On the terms and conditions hereinafter set forth, the Borrower may, by delivery of a Funding Request to the Administrative Agent, from time to time on any Business Day during the Revolving Period, at its option, request that the Lenders make Revolver Advances to it in an amount which, at any time, shall not exceed the Availability in effect on the related Funding Date; provided, however, that the Borrower may not, without the consent of each Lender, request more than five (5) Revolver Advances per calendar month. Such Funding Request shall be delivered not later than 12:00 noon (New York, New York time) on the date which is one (1) Business Day prior to the requested Funding Date. Following receipt by the Administrative Agent of a Funding Request, the Administrative Agent shall forward such Funding Request to each Managing Agent not later than 1:00 p.m. (New York, New York time) that day. Upon receipt of such Funding Request, each Managing Agent shall promptly forward such Funding Request to its related Lenders, and the applicable portion of the Revolver Advance will be made by the Lenders in such Lender Group in accordance with their Pro-Rata Shares. Notwithstanding anything contained in this Section 2.1 or elsewhere in this Agreement to the contrary, no Lender shall be obligated to make any Revolver Advance in an amount that would result in the aggregate Advances then funded by such Lender exceeding its Commitment then in effect. The obligation of each Lender to remit its Pro-Rata Share of any such Revolver Advance shall be several from that of each other Lender, and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder. Each Revolver Advance to be made hereunder shall be made ratably among the Lender Groups in accordance with their Group Advance Limits.

(b) Swing Advances. In addition to the foregoing, the Swingline Lender shall from time to time, upon the request of the Borrower by delivery of a Funding Request to the Administrative Agent, if the conditions precedent in Article III have been satisfied, make Swing Advances to the Borrower in an aggregate principal amount at any time outstanding not exceeding $10,000,000; provided that, immediately after such Swing Advance is made, the aggregate principal amount of all Revolver Advances and Swing Advances shall not exceed the lesser of the Facility Amount or the Borrowing Base at such time. Each Swing Advance under this Section 2.1(b) shall be in an aggregate principal amount of $2,000,000 or any larger multiple of $1,000,000. Within the foregoing limits, the Borrower may borrow under this Section 2.1(b), prepay and reborrow under this Section 2.1(b) at any time before the Termination Date. Solely for purposes of calculating fees under Section 2.7, Swing Advances shall not be considered a utilization of an Advance of the Swingline Lender or any other Lender hereunder. At any time, upon the request of the Swingline Lender, each Lender other than the Swingline Lender shall, on the third Business Day after such request is made, purchase a participating interest in Swing Advances in an amount equal to its Applicable Percentage of such Swing Advances. On such third Business Day, each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation. Whenever, at any time after the Swingline Lender has received from any such Lender its participating interest in a Swing Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Administrative Agent is required to be returned, such Lender will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it. Each Lender’s obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including: (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other

Person may have against the Swingline Lender requesting such purchase or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or the termination of the Commitments; (iii) any adverse change in the condition (financial, business or otherwise) of the Borrower, the Performance Guarantor, the Servicer or any other Person; (iv) any breach of this Agreement by any Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. The Borrower may, concurrent with the delivery of a Funding Request for a Swing Advance under this Section 2.1(b) or at any time thereafter, deliver a Funding Request for a Revolver Advance pursuant to Section 2.1(a) and direct that all or any portion of such Revolver Advance be wired or credited to Swing Lender immediately on the Funding Date of such Revolver Advance to prepay any Swing Advance then outstanding.

Section 2.2 Procedures for Advances.

(a) In the case of the making of any Advance, the repayment of any Advance, or any termination, increase or reduction of the Facility Amount and prepayments of Advances, the Borrower shall give the Administrative Agent a Borrower Notice. Each Borrower Notice shall specify the amount (subject to Section 2.1 hereof) of Advances to be borrowed or repaid and the Funding Date or repayment date (which, in all cases, shall be a Business Day) and whether such Advance is a Revolver Advance or a Swing Advance.

(b) Subject to the conditions described in Section 2.1, the Borrower may request an Advance from the Lenders by delivering to the Administrative Agent at certain times the information and documents set forth in this Section 2.2.

(c) No later than 12:00 noon (New York, New York time) five (5) Business Days prior to the proposed Funding Date for a Revolver Advance (or such shorter period of time or later date as may be agreed to by the Required Lenders), the Borrower shall notify (i) the Collateral Custodian by delivery to the Collateral Custodian of written notice of such proposed Funding Date, and (ii) the Administrative Agent by delivery to the Administrative Agent of a credit report and transaction summary for each Loan that is the subject of the proposed Advance setting forth the credit underwriting by the Originator of such Loan, including without limitation a description of the Obligor and the proposed loan transaction in the form of Exhibit M hereto; provided that, in the case of Advances funding Revolver Loans, the requirements of this Section 2.2(c) shall apply only with respect to the first Advance to be made with respect to each such Revolver Loan. By 5:00 p.m. (New York, New York time) on the next Business Day, the Administrative Agent shall use its best efforts to confirm to the Borrower the receipt of such items and whether it has reviewed such items and found them to be complete and in proper form. If the Administrative Agent makes a determination that the items are incomplete or not in proper form, it will communicate such determination to the Borrower. Failure by the Administrative Agent to respond to the Borrower by 5:00 p.m. (New York, New York time) on the day the related Funding Request is delivered by the Borrower shall constitute an implied determination that the items are incomplete or not in proper form. The Borrower will take such steps requested by the Administrative Agent to correct the problem(s). In the event of a delay in the actual Funding Date due to the need to correct any such problems, the Funding Date shall be no earlier than two (2) Business Days after the day on which the Administrative Agent confirms to the Borrower that the problems have been corrected.

(d) No later than 1:00 p.m. (New York, New York time) one (1) Business Day prior to the proposed Funding Date for a Revolver Advance (or such shorter period of time or later date as may be agreed to by the Required Lenders), the Administrative Agent, each Managing Agent and the Collateral Custodian, as applicable, shall receive or shall have previously received the following:

(i) a Funding Request in the form of Exhibit A;

(ii) a wire disbursement and authorization form shall be delivered to the Administrative Agent; and

(iii) a certification substantially in the form of Exhibit H concerning the Collateral Custodian’s receipt of certain documentation relating to the Eligible Loan(s) related to such Advance shall be delivered to the Administrative Agent, which may be delivered either as a separate document or incorporated in the Servicer Report.

Each Funding Request for a Revolver Advance shall specify the aggregate amount of the requested Advance, which shall be in an amount equal to at least $500,000.

(e) No later than 12:00 noon (New York, New York time) on the Business Day proposed for a Swing Advance, the Administrative Agent shall receive or shall have previously received the following:

(i) a Funding Request in the form of Exhibit A; and

(ii) a wire disbursement and authorization form.

(f) Each Funding Request shall be accompanied by (i) a Borrower Notice, depicting the outstanding amount of Advances under this Agreement and representing that all conditions precedent for a funding have been met, including a representation by the Borrower that the requested Advance shall not, on the Funding Date thereof, exceed the Availability on such day, (ii) a calculation of the Borrowing Base as of the applicable Funding Date (which calculation may, for avoidance of doubt, take into account (A) Loans which will become Transferred Loans on or prior to such Funding Date and (B) any portion of such Advance which is to be deposited in the Pending Account at funding), (C) an updated Loan List including each Loan that is subject to the requested Advance, (D) the proposed Funding Date, and (E) wire transfer instructions for the Advance; provided, however, the Funding Request for a Swing Advance shall be required to contain only the information described in Section 2.2(e)(i) and (ii) above. A Funding Request shall be irrevocable when delivered; provided however, that if the Borrowing Base calculation delivered pursuant to clause (ii) above includes a Loan which does not become a Transferred Loan on or before the applicable Funding Date as anticipated, and the Borrower cannot otherwise make the representations required pursuant to clause (i) above, the Borrower shall revise the Funding Request accordingly, and shall pay any loss, cost or expense incurred by any Lender in connection with the broken funding evidenced by such revised Funding Request.

(g) On the Funding Date following the satisfaction of the applicable conditions set forth in this Section 2.2 and Article III, the Lenders shall make available to the Administrative Agent at its address listed beneath its signature on its signature page to this Agreement (or on the signature page to the Joinder Agreement pursuant to which it became a party hereto), for deposit to the account of the Borrower or its designee in same day funds, at the account specified in the Funding Request, an amount equal to such Lender’s ratable share of the Advance then being made (except that in the case of a Swing Advance, the Swingline Lender will make available to the Borrower the amount of any such Swing Advance). Each wire transfer of an Advance to the Borrower shall be initiated by the applicable Lender no later than 3:00 p.m. (New York, New York time) on the applicable Funding Date.

Section 2.3 Optional Changes in Facility Amount; Prepayments.

(a) The Borrower shall be entitled at its option, on any Payment Date prior to the occurrence of an Early Termination Event, to reduce the Facility Amount in whole or in part; provided that the Borrower shall give prior written notice of such reduction to the Administrative Agent and each Managing Agent as provided in paragraph (b) of this Section 2.3 and that any partial reduction of the Facility Amount shall be in an amount equal to $3,000,000 with integral multiples of $500,000 above such amount. Unless otherwise agreed by the Lenders, the Commitment of each Lender shall be reduced ratably in proportion to such reduction in the Facility Amount. Each such optional prepayment shall be applied first to any Swing Line Advances outstanding and then to prepay ratably the Revolver Advances. Any request for a reduction or termination pursuant to this Section 2.3 shall be irrevocable.

(b) From time to time during the Revolving Period, the Borrower may prepay any portion or all of the Advances Outstanding, other than with respect to Mandatory Prepayments, by delivering to the Administrative Agent and each Managing Agent a Borrower Notice at least two (2) Business Days prior to the date of such repayment; provided that no such reduction shall be given effect unless the Borrower has complied with the terms of any Hedging Agreement requiring that one or more Hedge Transactions be terminated in whole or in part as the result of any such prepayment of the Advances Outstanding, and the Borrower has paid all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any such termination. If any Borrower Notice relating to any prepayment is given, the amount specified in such Borrower Notice shall be due and payable on the date specified therein, together with accrued Interest to the payment date on the amount prepaid and any Breakage Costs (including Hedge Breakage Costs) related thereto. Any partial prepayment by the Borrower of Advances hereunder, other than with respect to Mandatory Prepayments, shall be in a minimum amount of $500,000 with integral multiples of $100,000 above such amount. Any amount so prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Period. A Borrower Notice relating to any such prepayment shall be irrevocable when delivered.

(c) Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time from the Effective Date until the Commitment Termination Date, to increase the Facility Amount by an amount up to $130,000,000 (for a total maximum Facility Amount of $200,000,000). The following terms and conditions shall apply to any such increase: (i) any such increase shall be obtained from existing Lenders or from other Eligible Assignees, in each case in accordance with the terms set forth below; (ii) the Commitment of any Lender may not be increased without the prior written consent of such Lender; (iii) any increase in the Facility Amount shall be in a minimum principal amount of $5,000,000; (iv) the Borrower and Lenders shall execute an acknowledgement (or in the case of the addition of a bank or other financial institution not then a party to this Agreement, a Joinder Agreement) in form and content satisfactory to the Administrative Agent to reflect the revised Commitments and Facility Amount (the Lenders do hereby agree to execute such acknowledgement (or Joinder Agreement) without delay unless the acknowledgement purports to (i) increase the Commitment of a Lender without such Lender’s consent or (ii) amend this Agreement or the other Transaction Documents other than as provided for in this Section 2.3); (v) the Borrower shall execute such promissory notes as are necessary to reflect the increase in or creation of the Commitments; (vi) if any Advances are outstanding at the time of any such increase, the Borrower shall make such payments and adjustments on the Advances (including payment of any break-funding amount owing under Section 2.11 hereof) as necessary to give effect to the revised commitment percentages and outstandings of the Lenders; (vii) the Borrower may solicit commitments from Eligible Assignees that are not then a party to this Agreement so long as such Eligible Assignees are reasonably acceptable to the Administrative Agent and execute a Joinder Agreement in form and content satisfactory to the Administrative Agent; (viii) the conditions set forth in Section 3.2 shall be satisfied in all material respects; (ix) after giving effect to any such increase in the Facility Amount, no Unmatured Early Termination Event or Early Termination Event shall have occurred; (x) the Borrower shall have provided to the Administrative Agent, at least 30 days prior to such proposed increase in the Facility Amount, written evidence demonstrating pro forma compliance with Section 8.1(q) of this Agreement after giving effect to such proposed increase, such evidence to be satisfactory in the sole discretion of the Administrative Agent. The amount of any increase in the Facility Amount hereunder shall be offered first to the existing Lenders, and in the event the additional commitments which existing Lenders are willing to take shall exceed the amount requested by the Borrower, such excess shall be allocated in proportion to the commitments of such existing Lenders willing to take additional commitments. If the amount of the additional commitments requested by the Borrower shall exceed the additional commitments which the existing Lenders are willing to take, then the Borrower may invite other Eligible Assignees reasonably acceptable to the Administrative Agent to join this Agreement as Lenders hereunder for the portion of commitments not taken by existing Lenders, provided that such Eligible Assignees shall enter into such joinder agreements to give effect thereto as the Administrative Agent and the Borrower may reasonably request. Unless otherwise agreed by the Administrative Agent and the Lenders, the terms of any increase in the Facility Amount shall be the same as those in effect prior to any increase; provided, however, that should the terms of the increase agreed to be other than those in effect prior to the increase, then the Transaction Documents shall, with the consent of the Administrative Agent and the Lenders, be amended to the extent necessary to incorporate any such different terms.

Section 2.4 Principal Repayments; Extension Options.

(a) The Advances Outstanding shall be repaid in accordance with Section 2.8, and shall be due and payable in full on the Maturity Date. In addition, Advances Outstanding shall be repaid as and when necessary (first, to Swing Advances outstanding) to cause the Borrowing Base Test to be met, in accordance with Section 2.8 (each such payment, a “Mandatory Prepayment”), and any amount so repaid may, subject to the terms and conditions hereof, be reborrowed hereunder during the Revolving Period.

(b) On or prior to each of the first and second anniversaries of the Effective Date, the Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders)

request that the Administrative Agent and the Lenders extend the date set forth in the definition of Commitment Termination Date by one year, and the Administrative Agent and the Lenders may, each in their sole and individual discretion, elect to do so, it being understood that (i) no extension shall be effective unless all Lenders unanimously agree to extend and (ii) any Lender who has not responded to such extension request within fifteen (15) Business Days following the date of the Administrative Agent’s notice of such extension request to the Lenders, shall be deemed to have rejected such request. In the event that one extension request is exercised and accepted by all Lenders, this Agreement shall be automatically amended as of the first anniversary date of this Agreement to provide that the definition of Commitment Termination Date would be extended to April 30, 2017. In the event that two extension requests are exercised and accepted by all Lenders, upon effectiveness of the second extension, this Agreement shall be automatically amended as of the second anniversary date of this Agreement to provide that the definition of Commitment Termination Date would be extended to April 30, 2018. Any extension pursuant to this Section 2.4 shall be effective as of the date of the amendment to this Agreement effecting such extension and each such amendment shall be conditioned upon: (x) no Early Termination Event and (y) continued accuracy of the representations and warranties, in each case as of the date of such amendment in all material respects. The first extension request shall expire if not made on or prior to the first anniversary of the date of this Agreement and shall not take effect prior to the first anniversary of the date of this Agreement. The second extension request shall expire if not made on or prior to the second anniversary of the date of this Agreement and shall not take effect prior to the second anniversary of this Agreement. There shall be no more than two (2) extension requests, resulting in total extensions no longer than two (2) years, so that the Termination Date is no later than five (5) years from the Effective Date.

(c) All repayments of any Advance or any portion thereof shall be made together with payment of (i) all Interest accrued and unpaid on the amount repaid to (but excluding) the date of such repayment, (ii) any and all Breakage Costs, and (iii) all Hedge Breakage Costs and any other amounts payable by the Borrower under or with respect to any Hedging Agreement.

Section 2.5 The Notes.

(a) The Revolver Advances made by the Lenders hereunder shall be evidenced by a duly executed promissory note of the Borrower payable to each Managing Agent, on behalf of the applicable Lenders in the related Lender Group, in substantially the form of Exhibit B-1 hereto (collectively, the “Revolver Notes”). The Swing Advances made by the Swingline Lender hereunder shall be evidenced by a duly executed promissory note of the Borrower payable to the Swingline Lender, in substantially the form of Exhibit B-2 hereto (the “Swingline Note” and collectively with the Revolver Notes, the “Notes”). The Revolver Notes shall be dated the Effective Date, or, if later, the date on which a Lender becomes party to this Agreement and shall be in a maximum principal amount equal to the applicable Lender Group’s Group Advance Limit, and shall otherwise be duly completed. The Swingline Note shall be dated the Effective Date and shall be in a maximum principal amount of $10,000,000.

(b) Each Managing Agent is hereby authorized to enter on a schedule attached to its Notes the following notations (which may be computer generated) with respect to each Advance made by each Lender in the applicable Lender Group: (i) the date and principal amount thereof and (ii) each payment and repayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of a Managing Agent to make any such notation on the schedule attached to the applicable Note shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with their respective terms as set forth herein.

Section 2.6 Interest Payments.

(a) Interest shall accrue on each Advance during each Settlement Period at the applicable Interest Rate. The Borrower shall pay Interest on the unpaid principal amount of each Advance for the period commencing on and including the Funding Date of such Advance until but excluding the date that such Advance shall be paid in full. Interest shall accrue during each Settlement Period and be payable on the Advances Outstanding on each Payment Date, unless earlier paid pursuant to (i) a prepayment in accordance with Section 2.3(b) or (ii) a repayment in accordance with Section 2.4(b).

(b) Interest Rates shall be determined by the Administrative Agent in accordance with the definitions thereof, and the Administrative Agent shall advise the Servicer, on behalf of the Borrower, of each calculation thereof.

(c) If any Managing Agent, on behalf of the applicable Lenders, shall notify the Administrative Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the Administrative Agent shall in turn so notify the Borrower, whereupon all Advances in respect of which Interest accrues at the LIBO Rate plus the Applicable Margin shall immediately be converted into Advances in respect of which Interest accrues at the Base Rate plus the Applicable Margin.

(d) Anything in this Agreement or the other Transaction Documents to the contrary notwithstanding, if at any time the rate of interest payable by any Person under this Agreement and the Transaction Documents exceeds the highest rate of interest permissible under Applicable Law (the “Maximum Lawful Rate”), then, so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Agreement and the Transaction Documents shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest payable under this Agreement and the Transaction Documents is less than the Maximum Lawful Rate, such Person shall continue to pay interest under this Agreement and the Transaction Documents at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total interest that would have been received had Applicable Law not limited the interest rate payable under this Agreement and the Transaction Documents. In no event shall the total interest received by a Lender under this Agreement and the Transaction Documents exceed the amount that such Lender could lawfully have received, had the interest due under this Agreement and the Transaction Documents been calculated since the Effective Date at the Maximum Lawful Rate.

Section 2.7 Fees.

(a) The Borrower shall pay to the Administrative Agent from the Collection Account on each Payment Date, monthly in arrears in accordance with Section 2.8, the Commitment Fee; and, from and after the Revolver Loan Funding Date, the Revolver Loan Funding Fee.

(b) The Borrower shall pay to the Servicer from the Collection Account on each Payment Date, monthly in arrears in accordance with Section 2.8, the Servicing Fee.

(c) The Backup Servicer shall be entitled to receive from the Collection Account on each Payment Date, monthly in arrears in accordance with Section 2.8, the Backup Servicing Fee.

(d) The Collateral Custodian shall be entitled to receive from the Collection Account on each Payment Date, monthly in arrears in accordance with Section 2.8, the Collateral Custodian Fee.

Section 2.8 Settlement Procedures.

On each Payment Date, the Servicer on behalf of the Borrower shall pay for receipt by the applicable Lender no later than 1:00 p.m. (New York, New York time) to the following Persons, from (i) the Collection Account, to the extent of available funds, (ii) Servicer Advances, and (iii) amounts received in respect of any Hedge Agreement during such Settlement Period (the sum of such amounts described in clauses (i), (ii) and (iii), minus any amounts required to be deposited to the Revolver Loan Funding Accounts in accordance with Section 2.14 below being the “Available Collections”) the following amounts in the following order of priority:

(a) During the Revolving Period, and in each case unless otherwise specified below, applying Interest Collections first, and then Principal Collections:

(i) FIRST, to the Borrower, the aggregate amount of fees (including up-front, continuing or success fees) received in respect of the Transferred Loans;

(ii) SECOND, to each Hedge Counterparty, any amounts owing that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof, but excluding, to the extent the Hedge Counterparty is not the same Person as the Administrative Agent, any Swap Breakage and Indemnity Amounts;

(iii) THIRD, to the Servicer, in an amount equal to any Unreimbursed Servicer Advances, for the payment thereof;

(iv) FOURTH, to the extent not paid by the Servicer, to the Backup Servicer and any Successor Servicer, as applicable, in an amount equal to any accrued and unpaid Backup Servicing Fee and, if any, accrued and unpaid Transition Costs, Backup Servicer Expenses and Market Servicing Fee Differential, each for the payment thereof;

(v) FIFTH, to the extent not paid by the Servicer, to the Collateral Custodian in an amount equal to any accrued and unpaid Collateral Custodian Fee and Collateral Custodian Expenses, if any, for the payment thereof;

(vi) SIXTH, to the Servicer, in an amount equal to (A) if the Servicer is Gladstone Management Corporation or any of its Affiliates, its accrued and unpaid Servicing Fees to the end of the preceding Settlement Period, up to the Servicing Fee

Limit Amount for such Settlement Period, for the payment thereof and (B) otherwise, its accrued and unpaid Servicing Fees to the end of the preceding Settlement Period for the payment thereof;

(vii) SEVENTH, to the Administrative Agent for payment to each Managing Agent, on behalf of the related Lenders, in an amount equal to any accrued and unpaid Interest and Commitment Fee for such Payment Date;

(viii) EIGHTH, first, to the extent of available Principal Collections, and second, to the extent of available Interest Collections, to the Administrative Agent for payment to each Managing Agent, on behalf of the related Lenders, an amount equal to the excess, if any, of Advances Outstanding over the lesser of (i) the Borrowing Base or (ii) the Facility Amount, together with the amount of Breakage Costs incurred by the applicable Lenders in connection with any such payment (as such Breakage Costs are notified to the Borrower by the applicable Lender(s)), pro rata;

(ix) NINTH, to each Hedge Counterparty, any Swap Breakage and Indemnity Amounts owing that Hedge Counterparty;

(x) TENTH, to the Administrative Agent for payment to each Managing Agent, on behalf of the related Lenders, in the amount of unpaid Breakage Costs (other than Breakage Costs covered in clause (vii) above) with respect to any prepayments made on such Payment Date Increased Costs, and/or Taxes (if any);

(xi) ELEVENTH, to the Swingline Lender, for the portion of the Obligations constituting unpaid principal of the Swing Advances;

(xii) TWELFTH, to the Administrative Agent, all other amounts or Obligations then due under this Agreement or the other Transaction Documents (other than the Performance Guaranty) to the Administrative Agent, the Lenders, the Affected Parties or Indemnified Parties, each for the payment thereof;

(xiii) THIRTEENTH, to the Servicer, in an amount equal to its accrued and unpaid Servicing Fees to the end of the preceding Settlement Period not otherwise paid pursuant to priority SIXTH above; and

(xiii) THIRTEENTH, all remaining amounts to the Borrower.

(b) During the Amortization Period, to the extent of available Interest Collections:

(i) FIRST, unless an Early Termination Event shall have occurred and be continuing, to the Borrower, the aggregate amount of fees (including up-front, continuing or success fees) received in respect of the Transferred Loans;

(ii) SECOND, to each Hedge Counterparty, any amounts owing that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof, but excluding, to the extent the Hedge Counterparty is not the same Person as the Administrative Agent, any Swap Breakage and Indemnity Amounts;

(iii) THIRD, to the Servicer, in an amount equal to any Unreimbursed Servicer Advances, for the payment thereof;

(iv) FOURTH, to the extent not paid by the Servicer, to the Backup Servicer and any Successor Servicer, as applicable, in an amount equal to any accrued and unpaid Backup Servicing Fee and, if any, accrued and unpaid Transition Costs, Backup Servicer Expenses and Market Servicing Fee Differential, each for the payment thereof;

(v) FIFTH, to the extent not paid by the Servicer, to the Collateral Custodian in an amount equal to any accrued and unpaid Collateral Custodian Fee and Collateral Custodian Expenses, if any, for the payment thereof;

(vi) SIXTH, to the Servicer, in an amount equal to (A) if the Servicer is Gladstone Management Corporation or any of its Affiliates, its accrued and unpaid Servicing Fees to the end of the preceding Settlement Period, up to the Servicing Fee Limit Amount for such Settlement Period, for the payment thereof and (B) otherwise, its accrued and unpaid Servicing Fees to the end of the preceding Settlement Period for the payment thereof;

(vii) SEVENTH, to the Administrative Agent for payment to each Managing Agent, on behalf of the related Lenders, in an amount equal to any accrued and unpaid Interest, Commitment Fee and Revolver Loan Funding Fee for such Payment Date;

(viii) EIGHTH, to the Administrative Agent for payment to each Managing Agent, on behalf of the related Lenders, an amount equal to the excess, if any, of Advances Outstanding over the lesser of (i) the Borrowing Base or (ii) the Facility Amount, together with the amount of Breakage Costs incurred by the applicable Lenders in connection with any such payment (as such Breakage Costs are notified to the Borrower by the applicable Lender(s)), pro rata;

(ix) NINTH, all remaining amounts shall be distributed to the Borrower, provided, however, that if an Early Termination Event has occurred and is continuing, all remaining amounts shall be applied as Principal Collections in accordance with clause (c) below.

(c) During the Amortization Period, to the extent of available Principal Collections:

(i) FIRST, to the parties listed above, any amount remaining unpaid pursuant to clauses FIRST through EIGHTH under clause (b) above, in accordance with the priority set forth thereunder;

(ii) SECOND, following the occurrence of the Termination Date, to the Swingline Lender, for the portion of the Obligations constituting unpaid principal of the Swing Advances in an amount to reduce the outstanding Swing Advances to zero;

(iii) THIRD, following the occurrence of the Termination Date, to the Administrative Agent for ratable payment to each Managing Agent, on behalf of the related Lenders, in an amount to reduce Advances Outstanding to zero and to pay any other Obligations in full;

(iv) FOURTH, to each Hedge Counterparty, any Swap Breakage and Indemnity Amounts owing that Hedge Counterparty;

(v) FIFTH, to the Administrative Agent for payment to each Managing Agent, on behalf of the related Lenders, in the amount of unpaid Breakage Costs (other than Breakage Costs covered in clause (b) above) with respect to any prepayments made on such Payment Date, Increased Costs and/or Taxes (if any);

(vi) SIXTH, to the Administrative Agent, all other amounts or Obligations then due under this Agreement or the other Transaction Documents (other than the Performance Guaranty) to the Administrative Agent, the Lenders, the Affected Parties or Indemnified Parties, each for the payment thereof;

(vii) SEVENTH, to the Servicer, if the Servicer is Gladstone Management Corporation or any of its Affiliates, its accrued and unpaid Servicing Fees to the end of the preceding Settlement Period not otherwise paid pursuant to clause SIXTH of subsection (b) above; and

(viii) EIGHTH, all remaining amounts to the Borrower.

Section 2.9 Collections and Allocations.

(a) The Borrower or the Servicer on behalf of the Borrower shall promptly (but in no event later than two (2) Business Days after the receipt thereof) identify any Collections received by it as being on account of Interest Collections or Principal Collections and deposit all such Interest Collections or Principal Collections received directly by it into the Collection Account. The Servicer on behalf of the Borrower shall make such deposits or payments on the date indicated by wire transfer, in immediately available funds.

(b) Until the occurrence of an Early Termination Event, to the extent there are uninvested amounts deposited in the Collection Account, all amounts shall be invested in Permitted Investments selected by the Servicer on behalf of the Borrower that mature no later than the Business Day immediately preceding the next Payment Date; from and after (i) the occurrence of an Early Termination Event or (ii) the appointment of a Successor Servicer, to the extent there are uninvested amounts deposited in the Collection Account, all amounts may be invested in Permitted Investments selected by the Administrative Agent that mature no later than the next Business Day. Any earnings (and losses) thereon shall be for the account of the Servicer on behalf of the Borrower.

Section 2.10 Payments, Computations, Etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Servicer on behalf of the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York, New York time) on the day when due in lawful money of the United States in immediately available funds to the Agent’s Account. The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at a rate equal to the Default Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the Maximum Lawful Rate. All computations of interest and all computations of the Interest Rate and other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder, as the case may be.

(c) All payments hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement (after withholding for or on account of any Taxes).

Section 2.11 Breakage Costs.

The Borrower shall pay to the Administrative Agent for the account of the applicable Managing Agent, on behalf of the related Lenders, upon the request of any Managing Agent, any Lender or the Administrative Agent on each Payment Date on which a prepayment is made, such amount or amounts as shall, without duplication, compensate the Lenders for any loss, cost or expense (the “Breakage Costs”) incurred by the Lenders (as reasonably determined by the applicable Lender) as a result of any prepayment of an Advance (and interest thereon) arising under this Agreement. The determination by any Managing Agent, on behalf of the related Lenders, of the amount of any such loss or expense shall be set forth in a written notice to the Borrower delivered by the applicable Lender prior to the date of such prepayment in the case where notice of such prepayment is delivered to such Lender in accordance with Section 2.3(b) or within two (2) Business Days following such prepayment in the case where no such notice is delivered (in which case, Breakage Costs shall include interest thereon from the date of such prepayment) and shall be conclusive absent manifest error.

Section 2.12 Increased Costs; Capital Adequacy; Illegality.

(a) If after the date hereof, any Managing Agent, Lender or any Affiliate thereof (each of which, an “Affected Party”) shall be charged any fee, expense or increased cost on account of any Change in Law, any accounting principles or any change in any of the foregoing, or any change in the interpretation or administration thereof by any governmental authority, the Financial Accounting Standards Board, any central bank or any comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority or agency: (i) that subjects any Affected Party to any charge or withholding on or with respect to any Transaction Document or an Affected Party’s obligations under a Transaction Document, or on or with respect to the Advances, or changes the basis of taxation of payments to any Affected Party of any amounts payable under any Transaction Document (except for changes in the rate of tax on the overall net income of an Affected Party or taxes excluded by Section 2.13) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of an Affected Party, or credit extended by an Affected Party pursuant to a Transaction Document or (iii) that imposes any other condition the result of which is to increase the cost to an Affected Party of performing its obligations under a Transaction Document, or to reduce the rate of return on an Affected Party’s capital as a consequence of its obligations under a Transaction Document, or to reduce the amount of any sum received or receivable by an Affected Party under a Transaction Document or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the applicable Managing Agent, Borrower shall pay to the Administrative Agent, for payment to the applicable Managing Agent for the benefit of the relevant Affected Party, such amounts charged to such Affected Party or such amounts to otherwise compensate such Affected Party for such increased cost or such reduction.

(b) If as a result of any event or circumstance similar to those described in clause (a) of this Section 2.12, an Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support or financing to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any such amounts paid by it.

(c) In determining any amount provided for in this section, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this section shall submit to the Borrower a certificate as to such additional or increased cost or reduction, which certificate shall calculate in reasonable detail any such charges and shall be conclusive absent demonstrable error.

Section 2.13 Taxes.

(a) All payments made by the Borrower in respect of any Advance and all payments made by the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by law. In such event, the Borrower shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and the amount payable to each Lender or the Administrative Agent (as the case may be) will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after deduction or withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to, and the term “Additional Amount” shall be deemed not to include net income or franchise taxes imposed on a Lender, any Managing Agent or the Administrative Agent, respectively, with respect to payments required to be made by the Borrower or Servicer on behalf of the Borrower under this Agreement, by a taxing jurisdiction in which such Lender, such Managing Agent or the Administrative Agent is organized, conducts business or is paying taxes as of the Effective Date (as the case may be). If a Lender, any

Managing Agent or the Administrative Agent pays any Taxes in respect of which the Borrower is obligated to pay Additional Amounts under this Section 2.13(a), the Borrower shall promptly reimburse such Lender or Administrative Agent in full.

(b) The Borrower will indemnify each Lender, each Managing Agent and the Administrative Agent for the full amount of Taxes in respect of which the Borrower is required to pay Additional Amounts (including, without limitation, any Taxes imposed by any jurisdiction on such Additional Amounts) paid by such Lender, Managing Agent or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that such Lender, Managing Agent or the Administrative Agent, as appropriate, making a demand for indemnity payment, shall provide the Borrower, at its address set forth under its name on the signature pages hereof, with a certificate from the relevant taxing authority or from a Responsible Officer of such Lender, Managing Agent or the Administrative Agent stating or otherwise evidencing that such Lender, Managing Agent or the Administrative Agent has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes. This indemnification shall be made within ten days from the date such Lender, Managing Agent or the Administrative Agent (as the case may be) makes written demand therefor.

(c) Within 30 days after the date of any payment by the Borrower of any Taxes, the Borrower will furnish to the Administrative Agent, the Managing Agent or the Lender, as applicable, at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.

(d) If a Lender is not created or organized under the laws of the United States or a political subdivision thereof, such Lender shall, to the extent that it may then do so under Applicable Laws, deliver to the Borrower with a copy to the Administrative Agent (i) within 15 days after the date hereof, or, if later, the date on which such Lender becomes a Lender hereof two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8EC1 or Form W-8BEN or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender, as the case may be, without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.13(d), two copies (or such other number as may from time to time be prescribed by Applicable Laws) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws to permit the Borrower to make payments hereunder for the account of such Lender, without deduction or withholding of United States federal income or similar Taxes.

(e) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or statement described in clause (d) of this section (other than if such failure is due to a change in law occurring after the date of this Agreement), such Lender, as the case may be, shall not be entitled to indemnification under clauses (a) or (b) of this section with respect to any Taxes.

(f) Within 30 days of the written request of the Borrower therefor, the Administrative Agent, the Managing Agent or the Lender, as appropriate, shall execute and deliver to the Borrower such certificates, forms or other documents that can be furnished consistent with the facts and that are reasonably necessary to assist the Borrower in applying for refunds of Taxes remitted hereunder; provided, however, that the Administrative Agent, the Managing Agent and the Lender shall not be required to deliver such certificates forms or other documents if in their respective sole discretion it is determined that the delivery of such certificate, form or other document would have a material adverse effect on the Administrative Agent, the Managing Agent or the Lender and provided further, however, that the Borrower shall reimburse the Administrative Agent, the Managing Agent or the Lender for any reasonable expenses incurred in the delivery of such certificate, form or other document.

(g) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support or financing to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder, the Lenders are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this section then within ten days after demand by the Lenders, the Borrower shall pay to the Lenders such additional amount or amounts as may be necessary to reimburse the Lenders for any amounts paid by them.

Section 2.14 Revolver Loan Funding.

(a) Upon the occurrence of a Revolver Loan Funding Date, each Lender shall make an advance (each, a “Revolver Loan Funding”) in an amount equal to such Lender’s ratable share of the aggregate outstanding unfunded commitments under the Revolver Loans. Upon receipt of the proceeds of such Revolver Loan Funding, the Administrative Agent shall deposit such funds into segregated accounts (each, a “Revolver Loan Funding Account”), in its name, referencing the name of such Lender, and maintained at a Qualified Institution. Each Lender hereby grants to the Administrative Agent full power and authority, on its behalf, to withdraw funds from the applicable Revolver Loan Funding Account at the time of, and in connection with, the funding of any Post-Termination Revolver Loan Fundings to be made by the Borrower, and to deposit to the related Revolver Loan Funding Account any funds received in respect of each relevant Lender’s ratable share of principal payments under Section 2.8 hereof, all in accordance with the terms of and for the purposes set forth in this Agreement. The deposit of monies in such Revolver Loan Funding Account by any Lender shall not constitute an Advance (and such Lender shall not be entitled to interest on such monies except as provided in clause (d) below) unless and until (and then only to the extent that) such monies are used to make Post-Termination Revolver Loan Fundings pursuant to the first sentence of clause (b) below. On each Payment Date from and after the Revolver Loan Funding Date, the Borrower shall pay the Administrative Agent, for the benefit of the Lenders, a fee (the “Revolver Loan Funding Fee”) equal to the sum of (i) the LIBO Rate for such Settlement Period plus (ii) 3.0%, multiplied by the weighted average amount on deposit in the Revolver Loan Funding Accounts during the applicable Settlement Period, calculated on the basis of a year of 360 days for the actual number of days elapsed.

(b) From and after the establishment of a Revolver Loan Funding Account with respect to any Lender, and until the earlier of (i) the reduction to zero of all outstanding commitments in respect of Revolver Loans and (ii) one year following the Revolver Loan

Funding Date, all Post-Termination Revolver Loan Fundings to be made by such Lender hereunder shall be made by withdrawing funds from the applicable Revolver Loan Funding Account. On each Business Day during such time, the Administrative Agent shall, (i) if a Revolver Loan Funding Account Shortfall exists, deposit the lesser of (A) the amount allocable to the repayment of principal to the Lenders and (B) the Revolver Loan Funding Account Shortfall and (ii) if a Revolver Loan Funding Account Surplus exists, pay to the applicable Managing Agent, on behalf of each Lender, such Lender’s ratable share of the Revolver Loan Funding Account Surplus. Until the earlier of (i) the reduction to zero of all outstanding commitments in respect of Revolver Loans and (ii) one year following the Revolver Loan Funding Date, all remaining funds then held in such Revolver Loan Funding Account (after giving effect to any Post-Termination Revolver Loan Fundings to be made on such date) shall be paid by the Administrative Agent to the applicable Managing Agent, on behalf of such Lender, and thereafter all payments made in respect of the Loans (whether or not originally funded from such Lender’s Revolver Loan Funding Account) shall be paid directly to the applicable Managing Agent, on behalf of such Lender, in accordance with the terms of Section 2.8.

(c) The Administrative Agent may, its sole discretion, advance funds withdrawn from the Revolver Loan Funding Accounts to (i) the Borrower or (ii) the applicable Obligor directly, on behalf of the Borrower, and in either case, such funds shall be used solely for the purpose of funding advances requested by an Obligor under a Revolver Loan.

(d) Proceeds in a Revolver Loan Funding Account shall be invested, at the written direction of the applicable Lender (or the applicable Managing Agent on its behalf) to the applicable Revolver Loan Funding Account bank, only in investments which constitute Permitted Investments. The investment earnings with respect to a Revolver Loan Funding Account shall accrue as the Lender and Revolver Loan Funding Account bank shall agree. The Administrative Agent shall direct the Revolver Loan Funding Account bank to pay all such investment earnings from the relevant account directly to the applicable Managing Agent, for the account of the applicable Lender.

(e) Notwithstanding anything herein to the contrary, none of the Administrative Agent, the other Managing Agents, the other Purchasers nor the Revolver Loan Funding Account bank shall have any liability for any loss arising from any investment or reinvestment made by it with respect to a Revolver Loan Funding Account in accordance with, and pursuant to, the provisions hereof.

Section 2.15 Pending Account.

(a) The Borrower or the Servicer on its behalf shall cause to be established and maintained in the name of the Borrower and assigned to the Administrative Agent as agent for the Secured Parties, with an office or branch of a depository institution or trust company organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank) a segregated corporate trust account (the “Pending Account”) for the purpose of receiving (i) proceeds of Advances and (ii) Principal Collections transferred from the Collection Account, and funding purchases of Eligible Loans therefrom.

(b) The Borrower may, during the Revolving Period, transfer Principal Collections from the Collection Account to the Pending Account, so long as (i) the conditions to Advances described in Section 3.2 are met, mutatis mutandis, other than the requirement that a Borrower Notice containing certification thereto has been delivered and (ii) in the reasonable determination of the Servicer and the Borrower, such Collections shall not be necessary to make payments pursuant to clauses FIRST through ELEVENTH above on the next Payment Date pursuant to Section 2.8(a) above.

(c) Funds deposited in the Pending Account shall be used to purchase Eligible Loans within 3 Business Days of deposit. Any funds not used within such 3 Business Day period shall, unless otherwise approved by the Administrative Agent in its sole discretion, be used to make a prepayment of the Advances Outstanding pursuant to Section 2.3(b). Notice of such prepayment shall be given on the Business Day immediately succeeding the expiration of such 3 Business Day period, and such prepayment shall take place on the earliest possible Business Day following such notice.

Section 2.16 Discretionary Sales of Loans.

On any Discretionary Sale Settlement Date, the Borrower shall have the right to prepay all or a portion of the Advances Outstanding in connection with the sale and assignment by the Borrower of, and the release of the Lien by the Administrative Agent over, one or more Transferred Loans, in whole but not in part (a “Discretionary Sale”), subject to the following terms and conditions and subject to the other restrictions contained herein:

(a) any Discretionary Sale shall be made by the Borrower in a transaction (A) arranged by the Servicer (or, if a Successor Servicer shall have been appointed pursuant to Section 7.19, arranged by the Borrower with the approval of the Administrative Agent) in accordance with the customary management practices of prudent institutions which manage financial assets similar to the Transferred Loans for their own account or for the account of others, (B) reflecting arm’s-length market terms, (C) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale (other than any representations, warranties or covenants relating to the Borrower’s ownership of or clean title to the Transferred Loans that are the subject of the Discretionary Sale that are standard and customary in connection with such a sale or for which the Originator has agreed to fully indemnify the Borrower), (D) of which the Administrative Agent and the Required Lenders shall have received 2 Business Days’ (or such shorter period as the Required Lenders shall consent to) written notice (such notice, a “Discretionary Sale Notice”) which notice shall provide a description of the terms of the Discretionary Sale, and (E) if occurring after the Termination Date, which the Required Lenders shall have approved in writing (which approval shall not be unreasonably withheld or delayed);

(b) after giving effect to the Discretionary Sale on the related Discretionary Sale Trade Date and the payment of funds from the sale into the Collection Account required under Section 2.16(d), (A) all representations and warranties of the Borrower contained in Section 4.1 shall be true and correct as of the Discretionary Sale Trade Date, (B) neither an Early Termination Event nor Unmatured Termination Event shall have occurred and be continuing, (C) the Borrowing Base Test shall have been satisfied, and, if such Discretionary Sale Trade Date takes place during the Amortization Period, following the application of the funds described in clause (d) below, the ratio of the Borrowing Base to the Drawn Amount shall have been improved, (D) the Collateral Quality Test shall have been satisfied, and, if such Discretionary Sale Trade Date takes place during the Amortization Period, the Collateral Quality Test shall have been improved and (E) the Required Equity Investment shall be maintained;

(c) on the Discretionary Sale Trade Date, the Borrower and the Servicer shall be deemed to have represented and warranted that the requirements of Section 2.16(b) shall have been satisfied as of the related Discretionary Sale Trade Date after giving effect to the contemplated Discretionary Sale; and

(d) on the related Discretionary Sale Settlement Date, the Administrative Agent shall have received into the Collection Account, in immediately available funds, an amount (i) other than as described in clause (ii) below, equal to the sum of (A) the portion of the Advances Outstanding to be prepaid so that the requirements of Section 2.16(b) shall have been satisfied as of such Discretionary Sale Settlement Date plus (B) an amount equal to all unpaid Interest attributable to that portion of the Advances Outstanding to be paid in connection with the Discretionary Sale plus (C) any Breakage Costs owed in connection with the payment and (ii) in the case of a sale of (x) Defaulted Loans or Charged-Off Loans in accordance with Section 7.7, or (y) any Transferred Loans following the end of the Revolving Period, equal to the proceeds of such Discretionary Sale.

In connection with any Discretionary Sale, following receipt by the Administrative Agent of the amounts referred to in Section 2.16(d) above (receipt of which shall be confirmed to the Administrative Agent), there shall be released to the Borrower (for further sale to a purchaser) without recourse, representation or warranty of any kind all of the right, title and interest of the Administrative Agent and the Secured Parties in, to and under the portion of the Collateral subject to such Discretionary Sale and such portion of the Collateral so released shall be released from any Lien and the Loan Documents (subject to the requirements set forth above in this Section 2.16).

In connection with any Discretionary Sale, on the related Discretionary Sale Settlement Date, the Administrative Agent on behalf of the Secured Parties shall (i) execute such instruments of release with respect to the portion of the Collateral to be released to the Borrower, in recordable form if necessary, in favor of the Borrower as the Servicer on behalf of the Borrower may reasonably request, (ii) deliver any portion of the Collateral to be released to the Borrower in its possession to the Borrower and (iii) otherwise take such actions, as are determined by the Borrower or Servicer to be reasonably necessary and appropriate to release the Lien on the portion of the Collateral to be released to the Borrower and release and deliver to the Borrower such portion of the Collateral to be released to the Borrower.

ARTICLE III

CONDITIONS OF EFFECTIVENESS AND ADVANCES

Section 3.1 Conditions to Effectiveness and Advances.

No Lender (including the Swingline Lender) shall be obligated to make any Advance hereunder from and after the Effective Date, nor shall any Lender, the Administrative Agent or the Managing Agents be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Managing Agents:

(a) This Agreement and all other Transaction Documents or counterparts hereof or thereof shall have been duly executed by, and delivered to, the parties hereto and thereto and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as any Managing Agent shall reasonably request in connection with the transactions contemplated by this Agreement, on or prior to the Effective Date, each in form and substance satisfactory to the Administrative Agent.

(c) The Borrower shall have paid all fees required to be paid by it on the Effective Date, including all fees required hereunder and under the Fee Letters to be paid as of such date, and shall have reimbursed each Lender and the Administrative Agent for all fees, costs and expenses related to the transactions contemplated hereunder and under the other Transaction Documents, including the legal and other document preparation costs incurred by any Lender and/or the Administrative Agent.

(d) The Required Equity Investment shall be maintained.

The Administrative Agent shall promptly notify each Lender of the satisfaction or waiver of the conditions set forth above.

Section 3.2 Additional Conditions Precedent to All Advances.

Each Advance shall be subject to the further conditions precedent that:

(a) On the related Funding Date, the Borrower or the Servicer, as the case may be, shall have certified in the related Borrower Notice that:

(i) The representations and warranties set forth in Sections 4.1 and 7.8 are true and correct on and as of such date, before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(ii) No event has occurred, or would result from such Advance or from the application of the proceeds therefrom, that constitutes an Early Termination Event or an Unmatured Termination Event.

(b) The Termination Date shall not have occurred;

(c) Before and after giving effect to such borrowing and to the application of proceeds therefrom, the Collateral Quality Test shall be satisfied, as calculated on such date;

(d) Before and after giving effect to such borrowing and to the application of proceeds therefrom, the Borrowing Base Test shall be satisfied, as calculated on such date;

(e) No claim has been asserted or proceeding commenced challenging enforceability or validity of any of the Transaction Documents or the Loan Documents, excluding any instruments, certificates or other documents relating to Loans that were the subject of prior Advances;

(f) There shall have been no Material Adverse Change with respect to the Borrower or the Servicer since the preceding Advance; and

(g) The Servicer and Borrower shall have taken such other action, including delivery of approvals, consents, opinions, documents, and instruments to the Managing Agents as each may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows:

(a) Organization and Good Standing. The Borrower is a Delaware limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has full power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted.

(b) Due Qualification. The Borrower is qualified to do business as a limited liability company, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business (other than the performance of its obligations hereunder) requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have an adverse effect on the interests of the Lenders. The Borrower is qualified to do business as a limited liability company, is in good standing, and has obtained all licenses and approvals as are required under the laws of all states in which the performance of its obligations pursuant to this Agreement requires such qualification, standing, license or approval and where the failure to qualify or obtain such license or approval would have a material adverse effect on its ability to perform hereunder.

(c) Due Authorization. The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party and the consummation of the transactions provided for herein and therein have been duly authorized by the Borrower by all necessary action on the part of the Borrower.

(d) No Conflict. The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party, the performance by the Borrower of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with or result in any breach of any of the terms and provisions of, and will not constitute (with or without notice or lapse of time or both) a default under, the Borrower’s limited liability company agreement or any material Contractual Obligation of the Borrower.

(e) No Violation. The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with or violate, in any material respect, any Applicable Law.

(f) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All material approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Borrower of this Agreement and any Transaction Document to which the Borrower is a party, have been obtained.

(h) Reports Accurate. All Monthly Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to the Administrative Agent or a Lender in connection with this Agreement are true, complete and accurate in all material respects.

(i) Solvency. The transactions contemplated under this Agreement and each Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent.

(j) Selection Procedures. No procedures believed by the Borrower to be materially adverse to the interests of the Secured Parties were utilized by the Borrower in identifying and/or selecting the Loans that are part of the Collateral.

(k) Taxes. The Borrower has filed or caused to be filed all Tax returns required to be filed by it. The Borrower has paid all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no Tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(l) Agreements Enforceable. This Agreement and each Transaction Document to which the Borrower is a party constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(m) No Liens. The Collateral is owned by the Borrower free and clear of any Liens except for Permitted Liens as provided herein, and the Administrative Agent, as agent for the Secured Parties, has a valid and perfected first priority security interest in the Collateral then existing or thereafter arising, free and clear of any Liens except for Permitted Liens. No effective financing statement or other instrument similar in effect covering any Collateral is on file in any recording office except such as may be filed in favor of the Administrative Agent relating to this Agreement or reflecting the transfer of the Collateral from the Originator to the Borrower.

(n) Security Interest. The Borrower has granted a security interest (as defined in the UCC) to the Administrative Agent, as agent for the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law. All filings (including, without limitation, such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Administrative Agent as agent for the Secured Parties, in the Collateral have been made.

(o) Location of Offices. The Borrower’s jurisdiction of organization, principal place of business and chief executive office and the office where the Borrower keeps all the Records is located at the address of the Borrower referred to in Section 12.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.1(m) shall have been satisfied).

(p) Tradenames. The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(q) Purchase Agreement. The Purchase Agreement is the only agreement pursuant to which the Borrower acquires Collateral (other than the Hedge Collateral).

(r) Value Given. The Borrower gave reasonably equivalent value to the Originator in consideration for the transfer to the Borrower of the Transferred Loans under the Purchase Agreement, no such transfer was made for or on account of an antecedent debt owed by the Originator to the Borrower, and no such transfer is voidable or subject to avoidance under any Insolvency Law.

(s) Accounting. The Borrower accounts for the transfers to it from the Originator of interests in the Loans under the Purchase Agreement as sales of such Loans in its books, records and financial statements, in each case consistent with GAAP.

(t) Separate Entity. The Borrower is operated as an entity with assets and liabilities distinct from those of the Originator and any Affiliates thereof (other than the Borrower), and the Borrower hereby acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity from the Originator and from each such other Affiliate of the Originator.

(u) Investments. Except for Supplemental Interests or Supplemental Interests that convert into an equity interest in any Person, the Borrower does not own or hold directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person.

(v) Business. Since its formation, the Borrower has conducted no business other than the purchase and receipt of Loans and Related Property from the Originator under the Purchase Agreement, the borrowing of funds under this Agreement and such other activities as are incidental to the foregoing.

(w) ERISA. The Borrower is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) payable to the Pension Benefit Guaranty Corporation under ERISA.

(x) Investment Company Act.

(i) The Borrower represents and warrants that the Borrower is exempt and will remain exempt from registration as an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).

(ii) The business and other activities of the Borrower, including but not limited to, the making of the Advances by the Lenders, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Transaction Documents to which the Borrower is a party do not now and will not at any time result in any violations, with respect to the Borrower, of the provisions of the 1940 Act or any rules, regulations or orders issued by the SEC thereunder.

(y) Government Regulations. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Borrower owns no Margin Stock, and no portion of the proceeds of any Advance hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.

(z) Eligibility of Loans. As of the Effective Date, (i) the Loan List and the information contained in the Borrower Notice delivered pursuant to Sections 2.1 and 2.2 is an accurate and complete listing in all material respects of all the Loans that are part of the Collateral as of the Effective Date, and the information contained therein with respect to the identity of such Loans and the amounts owing thereunder is true and correct in all material respects as of such date and (ii) each such Loan is an Eligible Loan. On each Funding Date, the Borrower shall be deemed to represent and warrant that any additional Loan referenced on the related Borrower Notice delivered pursuant to Sections 2.1 and 2.2 is an Eligible Loan.

(aa) USA PATRIOT Act. Neither the Borrower nor any Affiliate of the Borrower is (1) a country, territory, organization, person or entity named on an Office of Foreign Assets Control (OFAC) list, (2) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (3) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (4) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(bb) Use of Proceeds. The proceeds of the Advances shall only be used for (i) working capital, (ii) the refinance of existing indebtedness and (iii) other lawful purposes, including without limitation, investments in equity, debt and other securities in the normal course of business.

Section 4.2 Joint Representations and Warranties Regarding Ordinary Course of Business.

(a) Each of the Borrower and the Administrative Agent represents and warrants as to itself that each remittance of Collections by the Borrower to the Administrative Agent pursuant to the terms of this Agreement will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and the Administrative Agent and (ii) made in the ordinary course of business or financial affairs of the Borrower and the Administrative Agent.

(b) The representations and warranties set forth in this Section 4.2 and shall survive the termination of this Agreement.

ARTICLE V

GENERAL COVENANTS OF THE BORROWER

Section 5.1 Covenants of the Borrower.

The Borrower hereby covenants that:

(a) Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Loans in the Collateral and any Related Property.

(b) Preservation of Corporate Existence. The Borrower will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Security Interests. Except as contemplated in this Agreement, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Loan or Related Property that is part of the Collateral, whether now existing or hereafter transferred hereunder, or any interest therein. The Borrower will promptly notify the Administrative Agent of the existence of any Lien on any Loan or Related Property that is part of the Collateral and the Borrower shall defend the right, title and interest of the Administrative Agent as agent for the Secured Parties in, to and under any Loan and the Related Property that is part of the Collateral, against all claims of third parties; provided, however, that nothing in this Section 5.1(c) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any Loan or any Related Property that is part of the Collateral.

(d) Delivery of Collections. The Borrower agrees to cause the delivery to the Servicer promptly (but in no event later than two (2) Business Days after receipt) all Collections (including any Deemed Collections) received by Borrower in respect of the Loans that are part of the Collateral.

(e) Activities of Borrower. The Borrower shall not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, Loan or other undertaking, which is not incidental to the transactions contemplated and authorized by this Agreement or the Purchase Agreement.

(f) Indebtedness. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness or other liability whatsoever, except (i) obligations incurred under this Agreement, under any Hedging Agreement required by Section 5.2(a), or the Purchase Agreement, or (ii) liabilities incident to the maintenance of its existence in good standing.

(g) Guarantees. The Borrower shall not become or remain liable, directly or indirectly, in connection with any Indebtedness or other liability of any other Person, whether by guarantee, endorsement (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), agreement to purchase or repurchase, agreement to supply or advance funds, or otherwise.

(h) Investments. The Borrower shall not make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Person except for purchases of Loans and Supplemental Interests pursuant to the Purchase Agreement, or for investments in Permitted Investments in accordance with the terms of this Agreement.

(i) Merger; Sales. The Borrower shall not enter into any transaction of merger or consolidation, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or acquire or be acquired by any Person, or convey, sell, loan or otherwise dispose of all or substantially all of its property or business, except as provided for in this Agreement.

(j) Distributions. The Borrower may not declare or pay or make, directly or indirectly, any distribution (whether in cash or other property) with respect to any Person’s equity interest in the Borrower (collectively, a “Distribution”); provided, however, if no Early Termination Event has occurred or will occur as a result thereof, the Borrower may make Distributions.

(k) Agreements. The Borrower shall not amend or modify (i) the provisions of its limited liability company agreement or (ii) the Purchase Agreement without the consent of the Administrative Agent and prior written notice to each Managing Agent, or issue any power of attorney except to the Administrative Agent or the Servicer.

(l) Separate Existence. The Borrower shall:

(i) Maintain its own deposit account or accounts, separate from those of any Affiliate, with commercial banking institutions. The funds of the Borrower will not be diverted to any other Person or for other than corporate uses of the Borrower.

(ii) Ensure that, to the extent that it shares the same persons as officers or other employees as any of its Affiliates, the salaries of and the expenses related to providing benefits to such officers or employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees.

(iii) Ensure that, to the extent that it jointly contracts with any of its Affiliates to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities, and each such entity shall bear its fair share of such costs. To the extent that the Borrower contracts or does business with vendors or service providers when the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs. All material transactions between Borrower and any of its Affiliates shall be only on an arm’s length basis.

(iv) Maintain a principal executive and administrative office through which its business is conducted separate from those of its Affiliates. To the extent that Borrower and any of its Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.

(v) Conduct its affairs strictly in accordance with its limited liability company agreement and observe all necessary, appropriate and customary legal formalities, including, but not limited to, holding all regular and special director’s meetings appropriate to authorize all action, keeping separate and accurate records of such meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and transaction accounts.

(vi) Take or refrain from taking, as applicable, each of the activities specified or assumed in the Williams Mullen Opinion, upon which the conclusions expressed therein are based.

(vii) Maintain the effectiveness of, and continue to perform under the Purchase Agreement and the Performance Guaranty, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Purchase Agreement or the Performance Guaranty, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Purchase Agreement or the Performance Guaranty or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Administrative Agent and each Managing Agent.

(m) Change of Name or Jurisdiction of Borrower; Records. The Borrower (x) shall not change its name or jurisdiction of organization, without 30 days’ prior written notice to the Administrative Agent and (y) shall not move, or consent to the Servicer or Collateral Custodian moving, the Loan Documents without 30 days’ prior written notice to the Administrative Agent and (z) will promptly take all actions required of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent as agent for the Secured Parties (except for Permitted Liens) in all Collateral, and such other actions as the Administrative Agent may reasonably request, including but not limited to delivery of an Opinion of Counsel.

(n) ERISA Matters. The Borrower will not (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor; (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (c) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (d) terminate any Benefit Plan so as to result in any liability; or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA.

(o) Originator Collateral. With respect to each item of Collateral acquired by the Borrower, the Borrower will (i) acquire such Collateral pursuant to and in accordance with the terms of the Purchase Agreement, (ii) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral, including, without limitation, (A) filing and maintaining, effective financing statements (Form UCC-1) naming the Originator as seller/debtor and the Borrower as purchaser/creditor in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, including, without limitation, Assignments of Mortgage, and (iii) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(p) Transactions with Affiliates. The Borrower will not enter into, or be a party to, any transaction with any of its Affiliates, except (i) the transactions permitted or contemplated by this Agreement, the Purchase Agreement and any Hedging Agreements and (ii) other transactions (including, without limitation, transactions related to the use of office space or computer equipment or software by the Borrower to or from an Affiliate and including Controlled Transactions) (A) in the ordinary course of business, (B) pursuant to the reasonable requirements of the Borrower’s business, (C) upon fair and reasonable terms that are no less favorable to the Borrower than could be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower, and (D) not inconsistent with the factual assumptions set forth in the Williams Mullen Opinion, as such assumptions may be modified in any subsequent opinion letters delivered to the Administrative Agent pursuant to Section 3.2 or otherwise. It is understood that any compensation arrangement for any officer or employee shall be permitted under clause (ii)(A) through (C) above if such arrangement has been expressly approved by the managers of the Borrower in accordance with the Borrower’s limited liability company agreement. For purposes of this clause (p) the definition of “Affiliate” with respect to the Borrower shall be read without reference to the first proviso contained therein.

(q) Change in the Transaction Documents. The Borrower will not amend, modify, waive or terminate any terms or conditions of any of the Transaction Documents to which it is a party, without the prior written consent of the Administrative Agent.

(r) Credit and Collection Policy. The Borrower will (a) comply in all material respects with the Credit and Collection Policy in regard to each Transferred Loan and the Related Property, and in regard to compliance with Loan Documents, including determinations with respect to the enforcement of its rights thereunder, and (b) furnish to the Administrative Agent and each Managing Agent, at least 20 days prior to its proposed effective date, prompt notice of any material changes in the Credit and Collection Policy. The Borrower will not agree or otherwise permit to occur any material change in the Credit and Collection Policy, which change would impair the collectibility of any Loan or otherwise adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Administrative Agent (in its sole discretion).

(s) Extension or Amendment of Loans. The Borrower will not, except as otherwise permitted in Section 7.4(a) extend, amend or otherwise modify, or permit the Servicer on its behalf to extend, amend or otherwise modify, the terms of any Loan.

(t) Reporting. The Borrower will furnish to the Administrative Agent and each Managing Agent:

(i) as soon as possible and in any event within two (2) Business Days after the occurrence of each Early Termination Event and each Unmatured Termination Event, a written statement, signed by a Responsible Officer, setting forth the details of such event and the action that the Borrower proposes to take with respect thereto;

(ii) promptly upon request, such other information, documents, records or reports respecting the Transferred Loans or the condition or operations, financial or otherwise, of the Borrower or Originator as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or the Secured Parties under or as contemplated by this Agreement; and

(iii) promptly, but in no event later than two (2) Business Days after its receipt thereof, copies of any and all notices, certificates, documents, or reports delivered to it by the Originator under the Purchase Agreement.

(u) Independent Directors. A minimum of two (2) Persons appointed as members of the Board of Directors of the Borrower will at all times satisfy the definition of an Independent Director specified in the LLC Agreement as in effect on the Effective Date, with such changes to such definition as may thereafter be approved by the Required Lenders. The Borrower will deliver written notice to the Administrative Agent at least eight (8) calendar days prior to the effectiveness of the resignation or termination of an Independent Director.

Section 5.2 Hedging Agreement.

(a) If at any time the aggregate Outstanding Loan Balances of Fixed Rate Loans exceeds 10% of the Aggregate Outstanding Loan Balance, the Borrower shall, with respect only to such Outstanding Loan Balance of Fixed Rate Loans aggregating in excess of 10% of the Aggregate Outstanding Loan Balance, enter into and maintain a Hedge Transaction with a Hedge Counterparty which Hedge Transaction shall: (i) be in the form approved by the Managing Agents and (ii) provide for payments to the Borrower to the extent that the LIBO Rate shall exceed a rate agreed upon between the Managing Agents and the Borrower.

(b) As additional security hereunder, the Borrower hereby assigns to the Administrative Agent, as agent for the Secured Parties, all right, title and interest of the Borrower in any and all Hedging Agreements, any and all Hedge Transactions, and any and all present and future amounts payable by a Hedge Counterparty to the Borrower under or in connection with its respective Hedging Agreement and Hedge Transaction(s) (collectively, the “Hedge Collateral”), and grants a security interest to the Administrative Agent, as agent for the Secured Parties, in the Hedge Collateral. The Borrower acknowledges that, as a result of that assignment, the Borrower may not, without the prior written consent of the Administrative Agent, exercise any rights under any Hedging Agreement or Hedge Transaction, except for the Borrower’s right under any Hedging Agreement to enter into Hedge Transactions in order to meet the Borrower’s obligations under Section 5.2(a) hereof. Nothing herein shall have the effect of releasing the Borrower from any of its obligations under any Hedging Agreement or any Hedge Transaction, nor be construed as requiring the consent of the Administrative Agent or any Secured Party for the performance by the Borrower of any such obligations.

ARTICLE VI

SECURITY INTEREST

Section 6.1 Security Interest.

As collateral security for the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations, the Borrower hereby assigns, pledges and grants to the Administrative Agent, as agent for the Secured Parties, a lien on and security interest in all of the Borrower’s right, title and interest in, to and under (but none of its obligations under) the Collateral, whether now existing or owned or hereafter arising or acquired by the Borrower, and wherever located. The assignment under this Section 6.1 does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent, the Managing Agents or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the

Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Transferred Loans to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent, as agent for the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (c) none of the Administrative Agent, the Managing Agents or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent, the Managing Agents or any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 6.2 Remedies.

The Administrative Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Early Termination Event, the Administrative Agent or its designees may (i) deliver a notice of exclusive control to the Collateral Custodian; (ii) instruct the Collateral Custodian to deliver any or all of the Collateral to the Administrative Agent or its designees and otherwise give all instructions and entitlement orders to the Collateral Custodian regarding the Collateral; (iii) require that the Borrower or the Collateral Custodian immediately take action to liquidate the Collateral to pay amounts due and payable in respect of the Obligations; (iv) sell or otherwise dispose of the Collateral in a commercially reasonable manner, all without judicial process or proceedings; (v) take control of the Proceeds of any such Collateral; (vi) exercise any consensual or voting rights in respect of the Collateral; (vii) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (viii) enforce the Borrower’s rights and remedies under the Custody Agreement with respect to the Collateral; (ix) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (x) remove from the Borrower’s, the Servicer’s, the Collateral Custodian’s and their respective agents’ place of business all books, records and documents relating to the Collateral; and/or (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. For purposes of taking the actions described in subsections (i) through (xi) of this Section 6.2 the Borrower hereby irrevocably appoints the Administrative Agent as its attorney-in-fact (which appointment being coupled with an interest is irrevocable while any of the Obligations remain unpaid), with power of substitution, in the name of the Administrative Agent or in the name of the Borrower or otherwise, for the use and benefit of the Administrative Agent, but at the cost and expense of the Borrower and without notice to the Borrower; provided that the Administrative Agent hereby agrees to exercise such power only so long as an Early Termination Event shall be continuing. The Administrative Agent and the other Secured Parties agree that the sale of the Collateral shall be conducted in good faith and in accordance with commercially reasonable practices.

Section 6.3 Release of Liens.

(a) If (i) the Borrowing Base Test is met, and (ii) no Early Termination Event or Unmatured Termination Event has occurred and is continuing, at the same time as any Loan that is part of the Collateral expires by its terms and all amounts in respect thereof have been paid by the related Obligor and deposited in the Collection Account, the Administrative Agent as agent for the Secured Parties will, to the extent requested by the Borrower or the Servicer on behalf of the Borrower, release its interest in such Loan and any Supplemental Interests related thereto. In connection with any such release on or after the occurrence of the above, the Administrative Agent, as agent for the Secured Parties, will execute and deliver to the Borrower or the Servicer on behalf of the Borrower any termination statements and any other releases and instruments as the Borrower or the Servicer on behalf of the Borrower may reasonably request in order to effect the release of such Loan and Supplemental Interest; provided that the Administrative Agent as agent for the Secured Parties will make no representation or warranty, express or implied, with respect to any such Loan or Supplemental Interest in connection with such sale or transfer and assignment.

(b) Upon any request for a release of certain Loans in connection with a proposed Discretionary Sale, if, upon application of the proceeds of such transaction in accordance with Section 2.8, the requirements of Section 2.16 shall have been met, the Administrative Agent as agent for the Secured Parties will, to the extent requested by the Borrower or the Servicer on behalf of the Borrower, release its interest in such Loan and any Supplemental Interests related thereto. In connection with any such release on or after the occurrence of the above, the Administrative Agent, as agent for the Secured Parties, will execute and deliver to the Borrower or the Servicer on behalf of the Borrower any termination statements and any other releases and instruments as the Borrower or the Servicer on behalf of the Borrower may reasonably request in order to effect the release of such Loan and Supplemental Interest; provided that the Administrative Agent as agent for the Secured Parties will make no representation or warranty, express or implied, with respect to any such Loan or Supplemental Interest in connection with such sale or transfer and assignment.

(c) Upon receipt by the Administrative Agent of the Proceeds of a repurchase of an Ineligible Loan (as such term is defined in the Purchase Agreement) by the Originator pursuant to the terms of Section 6.1 of the Purchase Agreement, the Administrative Agent, as agent for the Secured Parties, shall be deemed to have automatically released its interest in such Ineligible Loan and any Supplemental Interests related thereto without any further action on its part. In connection with any such release on or after the occurrence of such repurchase, the Administrative Agent, as agent for the Secured Parties, will execute and deliver to the Borrower or the Servicer on behalf of the Borrower any releases and instruments as the Borrower or the Servicer on behalf of the Borrower may reasonably request in order to effect the release of such Ineligible Loan and Supplemental Interest.

(d) Upon receipt by the Administrative Agent of the Proceeds of a purchase of a Transferred Loan by the Servicer pursuant to the terms of Section 7.7, the Administrative Agent, as agent for the Secured Parties, shall be deemed to have automatically released its interest in such Transferred Loan and any Supplemental Interests related thereto without any further action on its part. In connection with any such release on or after the occurrence of such purchase, the Administrative Agent, as agent for the Secured Parties, will execute and deliver to the Borrower or the Servicer on behalf of the Borrower any releases and instruments as the Borrower or the Servicer on behalf of the Borrower may reasonably request in order to effect the release of such Transferred Loan and Supplemental Interest.

Section 6.4 Assignment of the Purchase Agreement.

The Borrower hereby represents, warrants and confirms to the Administrative Agent that the Borrower has assigned to the Administrative Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right and title to and interest in the Purchase Agreement. The Borrower confirms that following an Early Termination Event the Administrative Agent shall have the sole right to enforce the Borrower’s rights and remedies under the Purchase Agreement for the benefit of the Secured Parties, but without any obligation on the part of the Administrative Agent, the Secured Parties or any of their respective Affiliates to perform any of the obligations of the Borrower under the Purchase Agreement. The Borrower further confirms and agrees that such assignment to the Administrative Agent shall terminate upon the Collection Date; provided, however, that the rights of the Administrative Agent and the Secured Parties pursuant to such assignment with respect to rights and remedies in connection with any indemnities and any breach of any representation, warranty or covenants made by the Originator pursuant to the Purchase Agreement, which rights and remedies survive the Termination of the Purchase Agreement, shall be continuing and shall survive any termination of such assignment.

ARTICLE VII

ADMINISTRATION AND SERVICING OF LOANS

Section 7.1 Appointment of the Servicer.

The Borrower hereby appoints the Servicer to service the Transferred Loans and enforce its respective rights and interests in and under each Transferred Loan in accordance with the terms and conditions of this Article VII and to serve in such capacity until the termination of its responsibilities pursuant to Section 7.18. The Servicer hereby agrees to perform the duties and obligations with respect thereto set forth herein. The Servicer and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

Section 7.2 Duties and Responsibilities of the Servicer.

(a) The Servicer shall conduct the servicing, administration and collection of the Transferred Loans and shall take, or cause to be taken, all such actions as may be necessary or advisable to service, administer and collect Transferred Loans from time to time on behalf of the Borrower and as the Borrower’s agent.

(b) The duties of the Servicer, as the Borrower’s agent, shall include, without limitation:

(i) preparing and submitting of claims to, and post-billing liaison with, Obligors on Transferred Loans;

(ii) maintaining all necessary Servicing Records with respect to the Transferred Loans and providing such reports to the Borrower, the Managing Agents and the Administrative Agent in respect of the servicing of the Transferred Loans (including information relating to its performance under this Agreement) as may be required hereunder or as the Borrower, any Managing Agent or the Administrative Agent may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate Servicing Records evidencing the Transferred Loans in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Transferred Loans (including, without limitation, records adequate to permit the identification of each new Transferred Loan and all Collections of and adjustments to each existing Transferred Loan); provided, however, that any Successor Servicer shall only be required to recreate the Servicing Records of each prior Servicer to the extent such records have been delivered to it in a format reasonably acceptable to such Successor Servicer;

(iv) promptly delivering to the Borrower, any Managing Agent or the Administrative Agent, from time to time, such information and Servicing Records (including information relating to its performance under this Agreement) as the Borrower, such Managing Agent or the Administrative Agent from time to time reasonably request;

(v) identifying each Transferred Loan clearly and unambiguously in its Servicing Records to reflect that such Transferred Loan is owned by the Borrower and pledged to the Administrative Agent;

(vi) complying in all material respects with the Credit and Collection Policy in regard to each Transferred Loan;

(vii) complying in all material respects with all Applicable Laws with respect to it, its business and properties and all Transferred Loans and Collections with respect thereto;

(viii) preserving and maintaining its existence, rights, licenses, franchises and privileges as a corporation in the jurisdiction of its organization, and qualifying and remaining qualified in good standing as a foreign corporation and qualifying to and remaining authorized and licensed to perform obligations as Servicer (including enforcement of collection of Transferred Loans on behalf of the Borrower, Lenders, each Hedge Counterparty and the Collateral Custodian) in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (A) the rights or interests of the Borrower, Lenders, each Hedge Counterparty and the Collateral Custodian in the Transferred Loans, (B) the collectibility of any Transferred Loan, or (C) the ability of the Servicer to perform its obligations hereunder; and

(ix) notifying the Borrower, each Managing Agent and the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim that is or is threatened to be (1) asserted by an Obligor with respect to any Transferred Loan; or (2) reasonably expected to have a Material Adverse Effect; and

(c) The Borrower and Servicer hereby acknowledge that the Secured Parties, the Administrative Agent and the Collateral Custodian shall not have any obligation or liability with respect to any Transferred Loans, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

Section 7.3 Authorization of the Servicer.

(a) Each of the Borrower, each Managing Agent, on behalf of itself and the related Lenders, the Administrative Agent and each Hedge Counterparty hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the pledge of the Transferred Loans to the Lender, each Hedge Counterparty, and the Collateral Custodian, in the determination of the Servicer, to collect all amounts due under any and all Transferred Loans, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Transferred Loans and, after the delinquency of any Transferred Loan and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Loan; provided, however, that the Servicer may not execute any document in the name of, or which imposes any direct obligation on, any Lender. The Borrower shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Transferred Loans. In no event shall the Servicer be entitled to make the Borrower, any Lender, any Managing Agent, any Hedge Counterparty, the Collateral Custodian or the Administrative Agent a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s consent.

(b) After an Early Termination Event has occurred and is continuing, at the Administrative Agent’s direction, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Transferred Loans; provided, however, that the Administrative Agent may, at any time that an Early Termination Event has occurred and is continuing, notify any Obligor with respect to any Transferred Loans of the assignment of such Transferred Loans to the Administrative Agent and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lock-box or other account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Transferred Loans and adjust, settle or compromise the amount or payment thereof. The Administrative Agent shall give written notice to any Successor Servicer of the Administrative Agent’s actions or directions pursuant to this Section 7.3(b), and no Successor Servicer shall take any actions pursuant to this Section 7.3(b) that are outside of its Credit and Collection Policy.

Section 7.4 Collection of Payments.

(a) Collection Efforts, Modification of Loans. The Servicer will make reasonable efforts to collect all payments called for under the terms and provisions of the Transferred Loans as and when the same become due, and will follow those collection procedures which it follows with respect to all comparable Loans that it services for itself or others. The Servicer may not waive, modify or otherwise vary any provision of a Transferred Loan, except as may be in accordance with the provisions of the Credit and Collection Policy, including the waiver of any late payment charge or any other fees that may be collected in the ordinary course of servicing any Transferred Loan.

(b) Acceleration. The Servicer shall accelerate the maturity of all or any Scheduled Payments under any Transferred Loan under which a default under the terms thereof has occurred and is continuing (after the lapse of any applicable grace period) promptly after such Loan becomes a Defaulted Loan or such earlier or later time as is consistent with the Credit and Collection Policy.

(c) Taxes and other Amounts. To the extent provided for in any Transferred Loan, the Servicer will use its best efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to such Transferred Loans or the Related Property and remit such amounts to the appropriate Governmental Authority or insurer on or prior to the date such payments are due.

(d) Payments to Lock-Box Account. On or before the Closing Date, the Servicer shall have instructed all Obligors to make all payments in respect of Transferred Loans to a Lock-Box or directly to a Lock-Box Account or the Collection Account.

(e) Establishment of the Collection Account. The Borrower or the Servicer on its behalf shall cause to be established, on or before the Closing Date, and maintained in the name of the Borrower and assigned to the Administrative Agent as agent for the Secured Parties, with an office or branch of a depository institution or trust company organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank) a segregated corporate trust account (the “Collection Account”) for the purpose of receiving Collections from the Collateral; provided, however, that at all times such depository institution or trust company shall be a depository institution organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (A) that has either (1) a long-term unsecured debt rating of A- or better by S&P and A-3 or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P or P-1 or better by Moody’s, (B) the parent corporation of which has either (1) a long-term unsecured debt rating of A- or better by S&P and A-3 or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P and P-1 or better by Moody’s or (C) is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation (any such depository institution or trust company, a “Qualified Institution”).

(f) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Loan in the Collateral and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 7.5 Servicer Advances.

For each Settlement Period, if the Servicer determines that any Scheduled Payment (or portion thereof) that was due and payable pursuant to a Loan included in the Collateral during such Settlement Period was not received prior to the end of such Settlement Period, the Servicer may, but shall not be obligated to, make an advance in an amount up to the amount of such delinquent Scheduled Payment (or portion thereof) to the extent that the Servicer reasonably expects to be reimbursed for such advance; in addition, if on any day there are not sufficient funds on deposit in the Collection Account to pay accrued Interest on any Advance the Settlement Period of which ends on such day, the Servicer may make an advance in the amount necessary to pay such Interest (in either case, any such advance, a “Servicer Advance”). Notwithstanding the preceding sentence, any Successor Servicer will not be obligated to make any Servicer Advances. The Servicer will deposit any Servicer Advances into the Collection Account on or prior to 1:00 p.m. (New York, New York time) on the related Payment Date, in immediately available funds.

Section 7.6 Realization Upon Defaulted Loans or Charged-Off Loans.

The Servicer will use reasonable efforts to repossess or otherwise comparably convert the ownership of any Related Property with respect to a Defaulted Loan or Charged-Off Loan and will act as sales and processing agent for Related Property that it repossesses. The Servicer will follow the practices and procedures set forth in the Credit and Collection Policy in order to realize upon such Related Property. Without limiting the foregoing, the Servicer may sell any such Related Property with respect to any Defaulted Loan or Charged-Off Loan to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof; any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent identifying the Defaulted Loan or Charged-Off Loan and the Related Property, setting forth the sale price of the Related Property and certifying that such sale price is the fair market value of such Related Property. In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the repossession of such Related Property unless it reasonably determines that such repair and/or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property with respect to a Defaulted Loan or Charged-Off Loan.

Section 7.7 Optional Repurchase of Transferred Loans.

(a) The Servicer may, at any time, notify the Borrower and the Administrative Agent that it (or its assignee) is requesting to purchase any Transferred Loan with respect to which the Borrower or any Affiliate of the Borrower has received notice of the related Obligor’s intention to prepay such Transferred Loan in full within a period of not more than sixty (60) days from the date of such notification.

(b) Either of the Originator or the Servicer (or its assignee) may, at its sole option, with respect to any Transferred Loan that it determines, in the exercise of its reasonable discretion, will likely become a Defaulted Loan or a Charged-Off Loan, or that has become a Defaulted Loan or a Charged-Off Loan, notify the Borrower and the Administrative Agent that it is requesting to purchase each such Transferred Loan.

(c) The Servicer (or its assignee) may request purchase of a Transferred Loan pursuant to paragraph (a) or (b) above, and the Originator may request purchase of a Transferred Loan pursuant to paragraph (b) above, by providing five (5) Business Days’ prior written notice to Borrower and the Administrative Agent. The Borrower may agree to such purchase with the consent of the Administrative Agent (which consent shall not be unreasonably withheld). With respect to any such purchase of a Transferred Loan, the party providing the required written notice shall, on the date of purchase, either (i) remit to the Borrower in immediately available funds an amount equal to the Repurchase Price therefor or (ii) in the case of a purchase of a Transferred Loan by the Originator, cause an entry to be made in the books of the Borrower to show a reduction in the Originator’s equity investment in the Borrower by an amount equal to the Repurchase Price for such Transferred Loan. Upon each purchase of a Transferred Loan pursuant to this Section 7.7, the Borrower shall automatically and without further action be deemed to transfer, assign and set-over to the purchaser thereof all the right, title and interest of the Borrower in, to and under such Transferred Loan and all monies due or to become due with respect thereto, all proceeds thereof and all rights to security for any such Transferred Loan, and all proceeds and products of the foregoing, free and clear of any Lien created pursuant to this Agreement, all of the Borrower’s right, title and interest in such Transferred Loan, including any related Supplemental Interests. Each Lender shall receive five (5) Business Days’ notice of any repurchase that results in a prepayment of all or a portion of any Advance.

(d) The Borrower shall, at the sole expense of the party purchasing any Transferred Loan, execute such documents and instruments of transfer as may be prepared by such party and take such other actions as shall reasonably be requested by such party to effect the transfer of the related Transferred Loan pursuant to this Section 7.7.

Section 7.8 Representations and Warranties of the Servicer.

The initial Servicer, and any Successor Servicer (mutatis mutandis), hereby represents and warrants as follows:

(a) Organization and Good Standing. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with all requisite corporate power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Servicer is qualified to do business as a corporation, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business

(other than the performance of its obligations hereunder) requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have an adverse effect on the interests of the Borrower or of the Lenders. The Servicer is qualified to do business as a corporation, is in good standing, and has obtained all licenses and approvals as required under the laws of all states in which the performance of its obligations pursuant to this Agreement requires such qualification, standing, license or approval and where the failure to qualify or obtain such license or approval would have a material adverse effect on its ability to perform hereunder.

(c) Power and Authority. The Servicer has the corporate power and authority to execute and deliver this Agreement and to carry out its terms. The Servicer has duly authorized the execution, delivery and performance of this Agreement by all requisite corporate action.

(d) No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement by the Servicer (with or without notice or lapse of time) will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, the articles of incorporation or by-laws of the Servicer, or any Contractual Obligation to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such Contractual Obligation (other than this Agreement), or (iii) violate any Applicable Law.

(e) No Consent. No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Authority having jurisdiction over the Servicer or any of its properties is required to be obtained by or with respect to the Servicer in order for the Servicer to enter into this Agreement or perform its obligations hereunder.

(f) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by (i) applicable Insolvency Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(g) No Proceeding. There are no proceedings or investigations pending or threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might (in the reasonable judgment of the Servicer) have a Material Adverse Effect.

(h) Reports Accurate. All Servicer Certificates, Monthly Reports, information, exhibits, financial statements, documents, books, Servicer Records or other reports furnished or to be furnished by the Servicer to the Administrative Agent or a Lender in connection with this Agreement are and will be accurate, true and correct in all material respects.

Section 7.9 Covenants of the Servicer.

The Servicer hereby covenants that:

(a) Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Transferred Loans and Related Property and Loan Documents or any part thereof.

(b) Preservation of Corporate Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Obligations with Respect to Loans. The Servicer will duly fulfill and comply with all material obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Loan and will do nothing to impair the rights of the Borrower or the Administrative Agent as agent for the Secured Parties or of the Secured Parties in, to and under the Collateral.

(d) Preservation of Security Interest. The Servicer on behalf of the Borrower will execute and file (or cause the execution and filing of) such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the interest of the Administrative Agent as agent for the Secured Parties in, to and under the Collateral.

(e) Enforcement of Rights. The Servicer shall not permit any Person appointed by it to a position of control with respect to the Obligor of a Transferred Loan to take or permit to be taken (to the extent within his or her control) any action which shall have (i) caused an equitable subordination of such Transferred Loan to another allowed claim under Section 510(c) of the Bankruptcy Code and (ii) resulted in a loss to the Lenders that is not fully satisfied by or through the assertion of all available claims against the Borrower and through the liquidation of all available Collateral. Each of the parties agrees that under no circumstance shall a violation of this covenant give rise to a recourse obligation of the Servicer.

(f) Change of Name or Jurisdiction; Records. The Servicer (i) shall not change its name or jurisdiction of incorporation, without 30 days’ prior written notice to the Borrower and the Administrative Agent, and (ii) shall not move, or consent to the Collateral Custodian moving, the Loan Documents relating to the Transferred Loans without 30 days’ prior written notice to the Borrower and the Administrative Agent and, in either case, will promptly take all actions required of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent as agent for the Secured Parties on all collateral, and such other actions as the Administrative Agent may reasonably request, including but not limited to delivery of an Opinion of Counsel.

(g) Credit and Collection Policy. The Servicer will (i) comply in all material respects with the Credit and Collection Policy in regard to each Transferred Loan and the Related Property, and in regard to compliance with the Loan Documents, including determinations with respect to the enforcement of the Borrower’s rights thereunder and (ii) furnish to each Managing Agent and the Administrative Agent, at least 20 days prior to its proposed effective date, prompt notice of any material change in the Credit and Collection Policy. The Servicer will not agree or otherwise permit to occur any material change in the Credit and Collection Policy, which change would impair the collectibility of any Transferred Loan or otherwise adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Required Lenders (in their sole discretion).

(h) Early Termination Events. The Servicer will furnish to each Managing Agent and the Administrative Agent, as soon as possible and in any event within three (3) Business Days after the occurrence of each Early Termination Event or Unmatured Termination Event, a written statement setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(i) Extension or Amendment of Loans. The Servicer will not, except as otherwise permitted in Section 7.4(a), extend, amend or otherwise modify the terms of any Transferred Loan.

(j) Other. The Servicer will furnish to the Borrower, any Managing Agent and the Administrative Agent such other information, documents records or reports respecting the Transferred Loans or the condition or operations, financial or otherwise of the Servicer as the Borrower, such Managing Agent or the Administrative Agent may from time to time reasonably request in order to protect the respective interests of the Borrower, such Managing Agent, the Administrative Agent or the Secured Parties under or as contemplated by this Agreement.

Section 7.10 Payment of Certain Expenses by Servicer.

The Servicer, so long as it is an Affiliate of the Borrower, will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of legal counsel and independent accountants, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. In consideration for the payment by the Borrower of the Servicing Fee, the Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account, the Backup Servicer Fee pursuant to the Backup Servicing Agreement and the Collateral Custodian Fee pursuant to the Custody Agreement. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.

Section 7.11 Reports.

(a) Monthly Report. With respect to each Determination Date and the related Settlement Period, the Servicer will provide to the Borrower, the Backup Servicer, each Managing Agent and the Administrative Agent, on the related Reporting Date, a monthly statement (a “Monthly Report”) signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit E. Except as otherwise set forth in the Backup Servicing Agreement, the Backup Servicer shall have no obligation to review any information in the Monthly Report.

(b) Servicer Certificate. Together with each Monthly Report, the Servicer shall submit to the Borrower, the Backup Servicer, each Managing Agent and the Administrative

Agent a certificate (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit F, which may be incorporated in the Servicer Report. Except as otherwise set forth in the Backup Servicing Agreement, the Backup Servicer shall have no obligation to review any information in the Servicer Certificate.

(c) Annual Reporting. The Servicer shall deliver, within 180 days after the close of each of its respective fiscal years, audited, unqualified financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flow) for such fiscal year certified in a manner acceptable to the Administrative Agent by independent public accountants acceptable to the Administrative Agent. The provisions of this paragraph (c) shall not apply to any Successor Servicer, including the Backup Servicer.

(d) Quarterly Reporting. The Servicer shall deliver, within 45 days after the close of each quarterly period of each of its respective fiscal years, balance sheets as at the close of each such period and statements of income and retained earnings and a statement of cash flow for the period from the beginning of such fiscal year to the end of such quarter, all certified by its respective chief financial officer. The provisions of this paragraph (d) shall not apply to any Successor Servicer, including the Backup Servicer.

(e) Financial Statements of the Originator. The Borrower will submit to the Backup Servicer, each Managing Agent and the Administrative Agent, promptly upon receipt thereof, the quarterly and annual financial statements received from the Originator pursuant to Section 5.1(a) of the Purchase Agreement. Except as otherwise set forth in the Backup Servicing Agreement, the Backup Servicer shall have no duty to review any of the financial information set forth in such financial statements.

Section 7.12 Annual Statement as to Compliance.

The Servicer will provide to the Borrower, each Managing Agent, the Administrative Agent, and the Backup Servicer, within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on March 31, 2013, an annual report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Termination Event has occurred and is continuing (or if a Servicer Termination Event has so occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event, and, if a Servicer Termination Event occurred during such year and no notice thereof has been given to the Administrative Agent, specifying such Servicer Termination Event and the steps taken to remedy such event).

Section 7.13 Limitation on Liability of the Servicer and Others.

Except as provided herein, neither the Servicer (including any Successor Servicer) nor any of the directors or officers or employees or agents of the Servicer shall be under any liability to the Borrower, the Administrative Agent, the Lenders or any other Person for any action taken or for refraining from the taking of any action expressly provided for in this Agreement; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of its willful misconduct hereunder.

The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Transferred Loans in accordance with this Agreement that in its reasonable opinion may involve it in any expense or liability. The Servicer may, in its sole discretion, undertake any legal action relating to the servicing, collection or administration of Transferred Loans and the Related Property that it may reasonably deem necessary or appropriate for the benefit of the Borrower and the Secured Parties with respect to this Agreement and the rights and duties of the parties hereto and the respective interests of the Borrower and the Secured Parties hereunder.

Section 7.14 The Servicer Not to Resign.

The Servicer shall not resign from the obligations and duties hereby imposed on it except upon its determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that it could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Borrower and the Administrative Agent. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in according with the terms of this Agreement.

Section 7.15 Access to Certain Documentation and Information Regarding the Loans.

The Borrower or the Servicer, as applicable, shall provide to the Administrative Agent and each Managing Agent access to the Loan Documents and all other documentation regarding the Transferred Loans and the Related Property, such access being afforded without charge but only (i) upon reasonable prior notice, (ii) during normal business hours and (iii) subject to the Servicer’s normal security and confidentiality procedures. From and after (x) the Effective Date and periodically thereafter at the discretion of the Administrative Agent (but in no event limited to fewer than twice per calendar year), the Administrative Agent, on behalf of and with the input of each Managing Agent, may review the Borrower’s and the Servicer’s collection and administration of the Loans in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement and may conduct an audit of the Transferred Loans, Loan Documents and Records in conjunction with such a review, which audit shall be reasonable in scope and shall be completed in a reasonable period of time and (y) the occurrence, and during the continuation of an Early Termination Event, the Administrative Agent and each Managing Agent may review the Borrower’s and the Servicer’s collection and administration of the Transferred Loans in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement, which review shall not be limited in scope or frequency, nor restricted in period. The Administrative Agent may also conduct an audit (as such term is used in clause (x) of this Section 7.15) of the Transferred Loans, Loan Documents and Records in conjunction with such a review. The Borrower shall bear the cost of such reviews and audits.

Section 7.16 Merger or Consolidation of the Servicer.

The Servicer shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person unless:

(i) the Person formed by such consolidation or into which the Servicer is merged or the Person that acquires by conveyance or transfer the properties and assets of the Servicer substantially as an entirety shall be, if the Servicer is not the surviving entity, organized and existing under the laws of the United States or any State or the District of Columbia and shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Borrower and the Administrative Agent in form satisfactory to the Borrower and the Administrative Agent, the performance of every covenant and obligation of the Servicer hereunder (to the extent that any right, covenant or obligation of the Servicer, as applicable hereunder, is inapplicable to the successor entity, such successor entity shall be subject to such covenant or obligation, or benefit from such right, as would apply, to the extent practicable, to such successor entity);

(ii) the Servicer shall have delivered to the Borrower and the Administrative Agent an Officer’s Certificate that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section 7.16 and that all conditions precedent herein provided for relating to such transaction have been complied with and an Opinion of Counsel that such supplemental agreement is legal, valid and binding with respect to the successor entity and that the entity surviving such consolidation, conveyance or transfer is organized and existing under the laws of the United States or any State or the District of Columbia. The Borrower and the Administrative Agent shall receive prompt written notice of such merger or consolidation of the Servicer; and

(iii) after giving effect thereto, no Early Termination Event, Unmatured Termination Event or Servicer Termination Event shall have occurred.

Section 7.17 Identification of Records.

The Servicer shall clearly and unambiguously identify each Loan that is part of the Collateral and the Related Property in its computer or other records to reflect that the interest in such Loans and Related Property have been transferred to and are owned by the Borrower and that the Administrative Agent has the interest therein granted by Borrower pursuant to this Agreement.

Section 7.18 Servicer Termination Events.

If any one of the following events (a “Servicer Termination Event”) shall occur and be continuing on any day:

(i) any failure by the Servicer to make any payment, transfer or deposit as required by this Agreement and such failure shall continue for two (2) Business Days;

(ii) any failure by the Servicer to give instructions or notice to the Borrower, any Managing Agent and/or the Administrative Agent as required by this Agreement or to deliver any Required Reports hereunder on or before the date occurring two Business Days after the date such instructions, notice or report is required to be made or given, as the case may be, under the terms of this Agreement;

(iii) any failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or any other Transaction Document to which it is a party as Servicer that continues unremedied for a period of fifteen (15) days after the first to occur of (A) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, any Managing Agent or the Borrower and (B) the date on which the Servicer becomes or reasonably should have become aware thereof;

(iv) any representation, warranty or certification made by the Servicer in this Agreement or in any certificate delivered pursuant to this Agreement shall prove to have been false or incorrect in any material respect when made and such failure, if susceptible to a cure, shall continue unremedied for a period of fifteen (15) days after the first to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, any Managing Agent or the Borrower and (ii) the date on which the Servicer becomes or reasonably should have become aware thereof;

(v) the Servicer shall fail to service the Transferred Loans in accordance with the Credit and Collection Policy;

(vi) an Insolvency Event shall occur with respect to the Servicer;

(vii) the Servicer agrees to materially alter the Credit and Collection Policy without the prior written consent of the Required Lenders;

(viii) any financial or asset information reasonably requested by the Administrative Agent or any Managing Agent as provided herein is not provided as requested within five (5) Business Days (or such longer period as the Administrative Agent or such Managing Agent may consent to) of the receipt by the Servicer of such request;

(ix) the rendering against the Servicer of a final judgment, decree or order for the payment of money in excess of U.S. $5,000,000 (individually or in the aggregate) and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution;

(x) the failure of the Performance Guarantor to make any payment due with respect to aggregate recourse debt or other obligations with an aggregate principal amount exceeding U.S. $1,000,000 or the occurrence of any event or condition that would permit acceleration of such recourse debt or other obligations if such event or condition has not been waived;

(xi) any Guarantor Event of Default shall occur;

(xii) any Material Adverse Change occurs in the financial condition of the Servicer or a material adverse change occurs with regard to the collectibility of the Transferred Loans, taken as a whole;

(xiii) any Change-in-Control of the Servicer is made without the prior written consent of the Borrower and the Administrative Agent;

(xiv) the Performance Guarantor shall fail to maintain a minimum Net Worth equal to the sum of (i) $170,000,000 plus (ii) 50% of any equity and Subordinated Debt issued by the Performance Guarantor after the Effective Date;

(xv) the Performance Guarantor shall fail to satisfy the RIC/BDC Requirements;

(xvi) the Performance Guarantor shall fail to maintain “asset coverage” (as defined in and determined pursuant to Section 18 of the 1940 Act) with respect to its “senior securities representing indebtedness” (as defined in Section 18 of the 1940 Act) of at least 200% (or such higher percentage as may be set forth in Section 18 of the 1940 Act or as otherwise provided in Applicable Law); provided, that for purposes of testing compliance with this Section 7.18(xvi) the impact of the election of ASC 825 or similar accounting guideline with respect to determining the fair value of the debt of the Performance Guarantor on a consolidated basis shall be excluded (for avoidance of doubt, the intent of this language is to cause the debt of the Performance Guarantor to be valued at par value rather than fair value)); or

(xvii) the Performance Guarantor shall pay any cash dividends; provided that the Performance Guarantor shall be permitted to pay cash dividends if the Servicer shall have caused the Performance Guarantor to have delivered a certificate to the Administrative Agent, substantially in the form of Exhibit G hereto, at least 10 Business Days prior to the making of any such cash dividend to the effect that (i) the amount of the declared dividend has been determined in good faith by the Board of Directors of the Performance Guarantor on the basis of the most current financial information of the Performance Guarantor then available for the related period; (ii) the amount of the declared dividend does not exceed the net investment income and the net capital gain realized by the Performance Guarantor for the related period, based on the financial information referred to in clause (i) above; and (iii) to the extent the declared dividend does not equal the net investment income and the net capital gain realized by the Performance Guarantor for the related period, the proposed dividend to be declared by the Performance Guarantor for the immediately ensuing period shall be either (x) reduced by the amount such dividend for the immediately preceding period exceeded the net investment income and the net capital gain realized by the Performance Guarantor for the immediately preceding period or (y) increased by the amount such dividend or distribution for the immediately preceding period was less than the net investment income and the net capital gains realized by the Performance Guarantor for the immediately preceding period;

then, notwithstanding anything herein to the contrary, so long as any such Servicer Termination Events shall not have been remedied at the expiration of any applicable cure period, the Administrative Agent may, or at the direction of the Required Lenders shall, by written notice to the Servicer and the Backup Servicer (a “Termination Notice”), subject to the provisions of Section 7.19, either (i) terminate all of the rights and obligations of the Servicer as Servicer under this Agreement or (ii) terminate all of the rights and obligations of the Servicer as Servicer under this Agreement and simultaneously reappoint the Servicer for a period not to exceed one month (subject to renewal at the sole discretion of the Administrative Agent, acting at the direction of the Required Lenders), at the expiration of which appointment the Servicer’s rights and obligations hereunder shall automatically terminate without further action on the part of any party hereto. The Borrower shall pay all reasonable set-up and conversion costs associated with the transfer of servicing rights to the Successor Servicer.

Section 7.19 Appointment of Successor Servicer.

(a) On and after the receipt by the Servicer of a Termination Notice pursuant to Section 7.18, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Termination Notice or otherwise specified by the Administrative Agent, to the Servicer and the Backup Servicer in writing. The Administrative Agent may at the time described in the immediately preceding sentence in its sole discretion, appoint the Backup Servicer as the Servicer hereunder, and the Backup Servicer shall within seven (7) days assume all obligations of the Servicer hereunder, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer; provided, however, that any Successor Servicer (including, without limitation, the Backup Servicer) shall not (i) be responsible or liable for any past actions or omissions of the outgoing Servicer or (ii) be obligated to make Servicer Advances. The Administrative Agent may appoint (i) the Backup Servicer as successor servicer, or (ii) if the Administrative Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unwilling or unable to assume such obligations on such date, the Administrative Agent shall as promptly as possible appoint an alternate successor servicer to act as Servicer (in each such case, the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent.

(b) Upon its appointment as Successor Servicer, the Backup Servicer (subject to Section 7.19(a)) or the alternate successor servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement, shall assume all Servicing Duties hereunder and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable. Any Successor Servicer shall be entitled, with the prior consent of the Administrative Agent, to appoint agents to provide some or all of its duties hereunder, provided that no such appointment shall relieve such Successor Servicer of the duties and obligations of the Successor Servicer pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Servicer Termination Event.

(c) All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of the Servicer under this Agreement and shall pass to and be vested in the Successor Servicer, and, without limitation, the Successor Servicer is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Successor Servicer in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing on the Collateral.

(d) Upon the Backup Servicer receiving notice that it is required to serve as the Successor Servicer hereunder pursuant to the foregoing provisions of this Section 7.19, the Backup Servicer will promptly begin the transition to its role as Successor Servicer.

(e) The Backup Servicer shall be entitled to receive its Transition Costs incurred in transitioning to Servicer.

Section 7.20 Market Servicing Fee.

Notwithstanding anything to the contrary herein, in the event that a Successor Servicer is appointed Servicer, the Servicing Fee shall equal the market rate for comparable servicing duties to be fixed upon the date of such appointment by such Successor Servicer with the consent of the Administrative Agent (the “Market Servicing Fee”).

ARTICLE VIII

EARLY TERMINATION EVENTS

Section 8.1 Early Termination Events.

If any of the following events (each, an “Early Termination Event”) shall occur and be continuing:

(a) the Borrower shall fail to (i) make payment of any amount required to be made under the terms of this Agreement and such failure shall continue for more than two (2) Business Days; or (ii) repay all Advances Outstanding on or prior to the Maturity Date; or

(b) the Borrowing Base Test shall not be met, and such failure shall continue for more than two (2) Business Days; or

(c) (i) the Borrower shall fail to perform or observe in any material respect any other covenant or other agreement of the Borrower set forth in this Agreement and any other Transaction Document to which it is a party, or (ii) the Originator shall fail to perform or observe in any material respect any term, covenant or agreement of such Originator set forth in any other Transaction Document to which it is a party, in each case when such failure continues unremedied for more than fifteen (15) days after the first to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to such Person by the Administrative Agent, any Managing Agent or the Collateral Custodian and (ii) the date on which such Person becomes or should have become aware thereof; or

(d) any representation or warranty made or deemed made hereunder shall prove to be incorrect in any material respect as of the time when the same shall have been made; or

(e) an Insolvency Event shall occur with respect to the Borrower or the Originator; or

(f) a Servicer Termination Event occurs; or

(g) any Change-in-Control of the Borrower or Originator occurs; or

(h) the Borrower or the Servicer defaults in making any payment required to be made under any material agreement for borrowed money to which either is a party and such default is not cured within the relevant cure period; or

(i) the Administrative Agent, as agent for the Secured Parties, shall fail for any reason to have a valid and perfected first priority security interest in any of the Collateral; or

(j) (i) a final judgment for the payment of money in excess of (A) $5,000,000 shall have been rendered against the Originator or (B) $100,000 against the Borrower by a court of competent jurisdiction and, if such judgment relates to the Originator, such judgment, decree or order shall continue unsatisfied and in effect for any period of 30 consecutive days without a stay of execution, or (ii) the Originator or the Borrower, as the case may be, shall have made payments of amounts in excess of $5,000,000 or $50,000, respectively, in settlement of any litigation; or

(k) the Borrower or the Servicer agrees or consents to, or otherwise permits to occur, any amendment, modification, change, supplement or recession of or to the Credit and Collection Policy in whole or in part that could have a material adverse effect upon the Transferred Loans or interest of any Lender, without the prior written consent of the Required Lenders; or

(l) a Key Man Event occurs; or

(m) on any Determination Date, the Portfolio Yield does not equal or exceed 7.0% on and such failure continues on the next succeeding Determination Date; or

(n) the Rolling Three-Month Default Ratio shall exceed 7.5%; or

(o) the Rolling Three-Month Charged-Off Ratio shall exceed 5.0%; or

(p) the Borrower shall become an “investment company” subject to registration under the 1940 Act; or

(q) the business and other activities of the Borrower or the Originator, including but not limited to, the acceptance of the Advances by the Borrower made by the Lenders, the application and use of the proceeds thereof by the Borrower and the consummation and conduct of the transactions contemplated by the Transaction Documents to which the Borrower or the Originator is a party result in a violation by the Originator, the Borrower, or any other person or entity of the 1940 Act or the rules and regulations promulgated thereunder; or

(r) on any Determination Date, the Interest Coverage Ratio does not equal or exceed 200.0% and such failure continues on the next succeeding Determination Date; or

(s) any Material Adverse Change occurs with respect to the Borrower, the Originator or the Servicer; or

(t) the Required Equity Investment shall not be maintained, and such failure shall continue unremedied for a period of five Business Days;

then, and in any such event, the Administrative Agent shall, at the request, or may with the consent, of the Required Lenders, by notice to the Borrower declare the Termination Date to have occurred, without demand, protest or future notice of any kind, all of which are hereby expressly waived by the Borrower, and all Advances Outstanding and all other amounts owing by the Borrower under this Agreement shall be accelerated and become immediately due and payable, provided that in the event that the Early Termination Event described in subsection (e) herein has occurred, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Upon its receipt of written notice thereof, the Administrative Agent shall promptly notify each Lender of the occurrence of any Early Termination Event.

Section 8.2 Remedies.

(a) Upon any such declaration or automatic occurrence of the Termination Date as specified under Section 8.1, no further Advances will be made, and the Administrative Agent and the other Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, all rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, including the right to sell the Collateral, which rights and remedies shall be cumulative. The Administrative Agent and the other Secured Parties agree that the sale of the Collateral shall be conducted in good faith and in accordance with commercially reasonable practices.

(b) Upon any such declaration or automatic occurrence of the Termination Date as specified under Section 8.1, the Borrower and the Servicer hereby agree that they will, at the expense of Borrower or, if such Termination Date occurred as a result of a Servicer Termination Event, at the expense of the initial Servicer or any Affiliate of the initial Servicer if appointed as Successor Servicer hereunder, and upon request of the Administrative Agent, forthwith, (i) assemble all or any part of the Collateral as directed by the Administrative Agent, and make the same available to the Administrative Agent, at a place to be designated by the Administrative Agent, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at a public sale in accordance with commercially reasonable practices. If there is no recognizable public market for sale of any portion of Collateral, then a private sale of that Collateral may be conducted only on an arm’s length basis and in accordance with commercially reasonable practices. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent, may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred by the Administrative Agent or any of the Secured Parties in connection with such sale) shall be deposited into the Collection Account and applied against all or any part of the Obligations pursuant to Section 2.8.

(c) If the Administrative Agent proposes to sell the Collateral or any part thereof in one or more parcels at a public or private sale, the Borrower shall have the right of first refusal to repurchase the Collateral, in whole but not in part, prior to such sale at a price not less than the Obligations as of the date of such proposed repurchase. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Administrative Agent and the Secured Parties otherwise available under any provision of this Agreement by operation of law, at equity or otherwise, each of which are expressly preserved.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Managing Agents, the Backup Servicer, any Successor Servicer, the Collateral Custodian, any Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees, members and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party any of them arising out of or as a result of this Agreement, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of any Indemnified Party. Without limiting the foregoing, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

(i) any Loan treated as or represented by the Borrower to be an Eligible Loan that is not at the applicable time an Eligible Loan;

(ii) reliance on any representation or warranty made or deemed made by the Borrower, the Servicer (or one of its Affiliates) or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii) the failure by the Borrower or the Servicer (or one of its Affiliates) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law with respect to any Loan comprising a portion of the Collateral, or the nonconformity of any Loan, the Related Property with any such Applicable Law or any failure by the Originator, the Borrower or any Affiliate thereof to perform its respective duties under the Loans included as a part of the Collateral;

(iv) the failure to vest and maintain vested in the Administrative Agent a first priority perfected security interest in the Collateral;

(v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Collateral whether at the time of any Advance or at any subsequent time and as required by the Transaction Documents;

(vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Transferred Loan that is, or is purported to be, an Eligible Loan (including, without limitation, (A) a defense based on the Loan not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms or (B) the equitable subordination of such Loan);

(vii) any failure of the Borrower or the Servicer (if the Originator or one of its Affiliates) to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by the Originator, the Borrower or any Affiliate thereof to perform its respective duties under the Transferred Loans;

(viii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services that are the subject of any Transferred Loan or the Related Property;

(ix) the failure by Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(x) any repayment by the Administrative Agent, any Managing Agent or a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder or under any Hedging Agreement, in each case which amount the Administrative Agent, such Managing Agent or a Secured Party believes in good faith is required to be repaid;

(xi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or in respect of any Transferred Loan or the Related Property;

(xii) any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of any Transferred Loan or the Related Property or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code, or

(xiii) the failure of the Borrower, the Originator or any of their respective agents or representatives to remit to the Servicer or the Administrative Agent, Collections on the Collateral remitted to the Borrower or any such agent or representative in accordance with the terms hereof or the commingling by the Borrower or any Affiliate of any collections.

(b) Any amounts subject to the indemnification provisions of this Section 9.1 shall be paid by the Borrower to the applicable Indemnified Party within two (2) Business Days following the Administrative Agent’s demand therefor.

(c) If for any reason the indemnification provided above in this Section 9.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) The obligations of the Borrower under this Section 9.1 shall survive the removal of the Administrative Agent or any Managing Agent and the termination of this Agreement.

(e) The parties hereto agree that the provisions of Section 9.1 shall not be interpreted to provide recourse to the Borrower against loss by reason of the bankruptcy or insolvency (or other credit condition) of, or default by, an Obligor on, any Transferred Loan.

Section 9.2 Indemnities by the Servicer.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts (calculated without duplication of Indemnified Amounts paid by the Borrower pursuant to Section 9.1 above) awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Servicer, including, but not limited to (i) any representation or warranty made by the Servicer under or in connection with any Transaction Documents to which it is a party, any Monthly Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Servicer to comply with any Applicable Law, (iii) the failure of the Servicer to comply with its duties or obligations in accordance with the Agreement or (iv) any litigation, proceedings or investigation against the Servicer, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, and (b) under any Federal, state or local income or franchise taxes or any other Tax imposed on or measured by income (or any interest or penalties with respect thereto or arising from a failure to comply therewith) required to be paid by such Indemnified Party in connection herewith to any taxing authority. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof. If the Servicer has made any indemnity payment pursuant to this Section 9.2 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, the recipient shall repay to the Servicer an amount equal to the amount it has collected from others in respect of such indemnified amounts.

(b) If for any reason the indemnification provided above in this Section 9.2 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Servicer shall contribute to the amount paid or payable to such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Servicer on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(c) The obligations of the Servicer under this Section 9.2 shall survive the resignation or removal of the Administrative Agent or any Managing Agents and the termination of this Agreement.

(d) The parties hereto agree that the provisions of this Section 9.2 shall not be interpreted to provide recourse to the Servicer against loss by reason of the bankruptcy or insolvency (or other credit condition) of, or default by, the related Obligor, on any Transferred Loan.

(e) The Servicer shall not be permitted to liquidate any of the Collateral to pay any indemnification payable by the Servicer pursuant to this Section 9.2.

ARTICLE X

THE ADMINISTRATIVE AGENT AND THE MANAGING AGENTS

Section 10.1 Authorization and Action.

(a) Each Secured Party hereby designates and appoints KEF as Administrative Agent hereunder, and authorizes KEF to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or otherwise exist for the Administrative Agent. In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the Administrative Agent hereunder shall terminate at the indefeasible payment in full of the Obligations.

(b) Each Lender hereby designates and appoints the Managing Agent for such Lender’s Lender Group as its Managing Agent hereunder, and authorizes such Managing Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Managing Agents by the terms of this Agreement together with such powers as are reasonably incidental thereto. No Managing Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the applicable Managing Agent shall be read into this Agreement or otherwise exist for the applicable Managing Agent. In performing its functions and duties hereunder, each Managing Agent shall act solely as agent for the Lenders in the related Lender Group and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. No Managing Agent shall be required to take any action that exposes it to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of each Managing Agent hereunder shall terminate at the indefeasible payment in full of the Obligations.

Section 10.2 Delegation of Duties.

(a) The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(b) Each Managing Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Managing Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 10.3 Exculpatory Provisions.

(a) Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Administrative Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The Administrative Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Administrative Agent shall not be deemed to have knowledge of any Early Termination Event unless the Administrative Agent has received notice of such Early Termination Event, in a document or other written communication titled “Notice of Early Termination Event” from the Borrower or a Secured Party.

(b) Neither any Managing Agent nor any of its respective directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of a Managing Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to the Administrative Agent or any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. No Managing Agent shall be under any obligation to the Administrative Agent or any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. No Managing Agent shall be deemed to have knowledge of any Early Termination Event unless such Managing Agent has received notice of such Early Termination Event, in a document or other written communication titled “Notice of Early Termination Event” from the Borrower, the Administrative Agent or a Secured Party.

(c) None of the Administrative Agent, any Managing Agent or any Lender shall be deemed to have any fiduciary relationship with the Borrower or the Servicer under this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities creating any such fiduciary relationship shall be inferred from or in connection with this Agreement except as otherwise provided herein or under Applicable Law.

Section 10.4 Reliance.

(a) The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Required Lenders or all of the Secured Parties, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders, provided that, unless and until the Administrative Agent shall have received such advice, the Administrative Agent may take or refrain from taking any action, as the Administrative Agent shall deem advisable and in the best interests of the Secured Parties, The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Lenders or all of the Secured Parties, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

(b) Each Managing Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Managing Agent. Each Managing Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Lenders in its related Lender Group as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders in its related Lender Group, provided that unless and until such Managing Agent shall have received such advice, the Managing Agent may take or refrain from taking any action, as the Managing Agent shall deem advisable and in the best interests of the Lenders in its Lender Group. Each Managing Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Lenders in such Managing Agent’s Lender Group and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders in such Managing Agent’s Lender Group.

Section 10.5 Non-Reliance on Administrative Agent, Managing Agents and Other Lenders.

Each Secured Party expressly acknowledges that neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any other Secured Party hereafter taken, including, without limitation, any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent or any other Secured Party. Each Secured Party represents and warrants to the Administrative Agent and to each other Secured Party that it has and will, independently and without reliance upon the Administrative Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement.

Section 10.6 Reimbursement and Indemnification.

The Lenders agree to reimburse and indemnify the Administrative Agent, and the Lenders in each Lender Group agree to reimburse the Managing Agent for such Lender Group, and their respective officers, directors, employees, representatives and agents ratably according to their Commitments, as applicable, to the extent not paid or reimbursed by the Borrower (i) for any amounts for which the Administrative Agent, acting in its capacity as Administrative Agent, or any Managing Agent, acting in its capacity as a Managing Agent, is entitled to reimbursement by the Borrower hereunder and (ii) for any other expenses incurred by the Administrative Agent, in its capacity as Administrative Agent, or any Managing Agent, acting in its capacity as a Managing Agent, and acting on behalf of the related Lenders, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

Section 10.7 Administrative Agent and Managing Agents in their Individual Capacities.

The Administrative Agent, each Managing Agent and each of their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Administrative Agent or such Managing Agent, as the case may be, were not the Administrative Agent or a Managing Agent, as the case may be, hereunder. With respect to the acquisition of Advances pursuant to this Agreement, the Administrative Agent, each Managing Agent and each of their respective Affiliates shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent or a Managing Agent, as the case may be, and the terms “Lender” “Lender” “Lenders” and “Lenders” shall include the Administrative Agent or a Managing Agent, as the case may be, in its individual capacity.

Section 10.8 Successor Administrative Agent or Managing Agent.

(a) The Administrative Agent may, upon 5 days’ notice to the Borrower and the Secured Parties, and the Administrative Agent will, upon the direction of all of the Lenders resign as Administrative Agent. If the Administrative Agent shall resign, then the Required Lenders during such 5-day period shall appoint from among the Secured Parties a successor agent. If for any reason no successor Administrative Agent is appointed by the Required Lenders during such 5-day period, then effective upon the expiration of such 5-day period, the Secured Parties shall perform all of the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations or under any Fee Letter delivered by the Borrower to the Administrative Agent and the Secured Parties directly to the applicable Managing Agents, on behalf of the Lenders in the applicable Lender Group and for all purposes shall deal directly with the Secured Parties. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article IX and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(b) Any Managing Agent may, upon 5 days’ notice to the Borrower, the Administrative Agent and the related Lenders, and any Managing Agent will, upon the direction of all of the related Lenders resign as a Managing Agent. If a Managing Agent shall resign, then the related Lenders during such 5-day period shall appoint from among the related Lenders a successor Managing Agent. If for any reason no successor Managing Agent is appointed by such Lenders during such 5-day period, then effective upon the expiration of such 5-day period, such Lenders shall perform all of the duties of the related Managing Agent hereunder. After any retiring Managing Agent’s resignation hereunder as a Managing Agent, the provisions of Article IX and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Managing Agent under this Agreement.

ARTICLE XI

ASSIGNMENTS; PARTICIPATIONS

Section 11.1 Assignments and Participations.

(a) Neither Borrower nor the Servicer shall have the right to assign its rights or obligations under this Agreement.

(b) Any Lender may at any time and from time to time assign to one or more Persons (“Purchasing Lenders”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit C hereto (the “Assignment and Acceptance”) executed by such Purchasing Lender and such selling Lender. In addition, except with respect to an assignment to an Affiliate of such Lender, so long as no Early Termination Event or Unmatured Termination Event has occurred and is continuing at such time, the written consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required prior to the effectiveness of any such assignment; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent and the assigning Lender within ten (10) Business Days after having received written notice thereof. Each assignee of a Lender must be an Eligible Assignee and must agree to deliver to the Administrative Agent, promptly following any request therefor by the Managing Agent for its Lender Group, an enforceability opinion in form and substance satisfactory to such Managing Agent. Upon delivery of the executed Assignment and Acceptance to the Administrative Agent, such selling Lender shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Lender shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Borrower, the Lenders or the Administrative Agent shall be required. Notwithstanding the foregoing, no assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates, (B) to any Defaulting Lender or (C) a natural person.

(c) By executing and delivering an Assignment and Acceptance, the Purchasing Lender thereunder and the selling Lender thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such selling Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Purchasing Lender confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) such Purchasing Lender will, independently and without reliance upon the Administrative Agent or any Managing Agent, the selling Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iv) such Purchasing Lender and such selling Lender confirm that such Purchasing Lender is an Eligible Assignee; (v) such Purchasing Lender appoints and authorizes each of the Administrative Agent and the applicable Managing Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such Purchasing Lender agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of, each Advance owned by each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Lenders, the Borrower and the Managing Agents may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Lenders, any Managing Agent or the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(e) Subject to the provisions of this Section 11.1, upon their receipt of an Assignment and Acceptance executed by a selling Lender and a Purchasing Lender, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, accept such Assignment and Acceptance, and the Administrative Agent shall then (i) record the information contained therein in the Register and (ii) give prompt notice thereof to each Managing Agent.

(f) Any Lender may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in its Pro-Rata Share of the Advances of the Lenders or any other interest of such Lender hereunder. Notwithstanding any such sale by a Lender of a participating interest to a Participant, such Lender’s rights and obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance of its obligations hereunder, and the Borrower, the other Lenders, the Managing Agents and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification set forth in Section 12.1(iii) of this Agreement.

(g) Each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.1, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or Servicer furnished to such Lender by or on behalf of the Borrower or the Servicer.

(h) Nothing herein shall prohibit any Lender from pledging or assigning as collateral any of its rights under this Agreement to any Federal Reserve Bank or other central bank having jurisdiction over such Lender in accordance with Applicable Law and any such pledge or collateral assignment may be made without compliance with Section 11.1(b) or Section 11.1(c).

(i) In the event any Lender causes increased costs, expenses or taxes to be incurred by the Administrative Agent or Managing Agents in connection with the assignment or participation of such Lender’s rights and obligations under this Agreement to an Eligible Assignee then such Lender agrees that it will make reasonable efforts to assign such increased costs, expenses or taxes to such Eligible Assignee in accordance with the provisions of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Amendments and Waivers.

Except as provided in this Section 12.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Administrative Agent, the Swingline Lender, the Managing Agents and the Required Lenders; provided, however, that (i) without the consent of the Lenders in any Lender Group (other than the Lender Group to which such Lenders are being added), the Administrative Agent, the Swingline Lender and the applicable Managing Agent may, with the consent of Borrower, amend this Agreement solely to add additional Persons as Lenders hereunder, (ii) any amendment of this Agreement that is solely for the purpose of increasing the Commitment of a specific Lender or increasing the Group Advance Limit of the related Lender Group may be effected with the written consent of the Borrower, the Administrative Agent and the affected Lender, and (iii) the consent of each Lender shall be required to: (A) extend the Commitment Termination Date or the date of any payment or deposit of Collections by the Borrower or the Servicer, (B) reduce the amount (other than by reason of the repayment thereof) or extend the time of payment of Advances Outstanding or reduce the rate or extend the time of payment of Interest (or any component thereof), (C) reduce any fee payable to the Administrative Agent, the Swingline Lender or any Managing Agent for the benefit of the Lenders, (D) amend, modify or waive any provision of the definition of Required Lenders or Sections 2.8, 11.1(a), or 12.1, (E) consent to or permit the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (F) amend or waive any Servicer Termination Event or Early Termination Event, (G) change the definition of “Borrowing Base,” “Charged-Off Ratio,” “Default Ratio,” “Eligible Loan” or “Settlement Date,” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent hereunder (and any amendment, waiver, or consent which by its terms requires the consent of all Lenders may be effected with the consent of all Lenders other than Defaulting Lenders) provided that, without in any way limiting Section 12.16, any such amendment, waiver, or consent that would increase or extend the term of the Commitment or Advances of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary, unless signed by the Administrative Agent and the Swingline Lender, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent or the Swingline Lender, as applicable, under this Agreement or any other Loan Document.

No amendment, waiver or other modification (i) affecting the rights or obligations of any Hedge Counterparty or (ii) having a material effect on the rights or obligations of the Collateral Custodian or the Backup Servicer (including any duties of the Servicer that the Backup Servicer would have to assume as Successor Servicer) shall be effective against such Person without the written agreement of such Person. The Borrower or the Servicer on its behalf will deliver a copy of all waivers and amendments to the Collateral Custodian and the Backup Servicer.

Section 12.2 Notices, Etc.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, sent by overnight courier, transmitted or hand delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance or Joinder Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by courier mail, when it is officially recorded as being delivered to the intended recipient by return receipt, proof of delivery or equivalent, or (c) notice by facsimile copy, when verbal communication of receipt is obtained, except that notices and communications pursuant to this Article XII shall not be effective until received with respect to any notice sent by mail.

Section 12.3 No Waiver, Rights and Remedies.

No failure on the part of the Administrative Agent or any Secured Party or any assignee of any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 12.4 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Secured Parties and their respective successors and permitted assigns and, in addition, the provisions of Section 2.8 shall inure to the benefit of each Hedge Counterparty, whether or not that Hedge Counterparty is a Secured Party, and the provisions relating to the Backup Servicer, including Sections 2.8, 7.18, 9.1 and 9.2 shall inure to the benefit of the Backup Servicer.

Section 12.5 Term of this Agreement.

This Agreement, including, without limitation, the Borrower’s obligation to observe its covenants set forth in Article V, and the Servicer’s obligation to observe its covenants set forth in Article VII, shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Articles III and IV and the indemnification and payment provisions of Article IX and Article X and the provisions of Section 12.9 and Section 12.10 shall be continuing and shall survive any termination of this Agreement.

Section 12.6 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE SECURED PARTIES, THE BORROWER AND THE ADMINISTRATIVE AGENT HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH SECURED PARTY HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.2 (EXCEPT THAT FACSIMILE NOTICES SHALL NOT BE EFFECTIVE FOR SERVICE OF PROCESS). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 12.7 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.8 Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Administrative Agent, the Managing Agents, the other Secured Parties and its or their Affiliates and officers, directors, employees and agents thereof under Article IX hereof, the Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent, the Managing Agents and the other Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Managing Agents and the other Secured Parties with respect thereto and with respect to advising the Administrative Agent, the Managing Agents and the other Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Managing Agents or the other Secured Parties in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedge Agreement).

(b) The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Lender in connection with this Agreement or the funding or maintenance of Advances hereunder.

(c) The Borrower shall pay on demand all other costs, expenses and taxes (excluding income taxes), including, without limitation, all reasonable costs and expenses incurred by the Administrative Agent or any Managing Agent in connection with periodic audits of the Borrower’s or the Servicer’s books and records, which are incurred as a result of the execution of this Agreement.

Section 12.9 No Proceedings.

Each of the parties hereto (other than the Administrative Agent and the Secured Parties) hereby agrees that it will not institute against, or join any other Person in instituting against the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Collection Date.

Section 12.10 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any Person or any manager or administrator of such Person or any incorporator, affiliate, stockholder, officer, employee or director of such Person or of the Borrower or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise.

(b) The provisions of this Section 12.10 shall survive the termination of this Agreement.

Section 12.11 Protection of Security Interest; Appointment of Administrative Agent as Attorney-in-Fact.

(a) The Borrower shall, or shall cause the Servicer to, cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Administrative Agent as agent for the Secured Parties and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all time to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Administrative Agent as agent for the Secured Parties hereunder to all property comprising the Collateral. The Borrower shall deliver or, shall cause the Servicer to deliver, to the Administrative Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrower and the Servicer shall cooperate fully in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 12.11.

(b) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted to the Administrative Agent, as agent for the Secured Parties, in the Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder.

(c) If the Borrower or the Servicer fails to perform any of its obligations hereunder after five Business Days’ notice from the Administrative Agent, the Administrative Agent or any Lender may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Lender’s reasonable costs and expenses incurred in connection therewith shall be payable by the Borrower (if the Servicer that fails to so perform is the Borrower or an Affiliate thereof) as provided in Article IX, as applicable. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower, (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Lenders in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, Borrower will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of any financing statement referred to in Section 5.1(o) or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(i) execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to the Administrative Agent an opinion of the counsel for Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the Collateral hereunder continues to be subject to a perfected security interest in favor of the Administrative Agent, as agent for the Secured Parties, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 12.12 Confidentiality.

(a) Each of the Administrative Agent, the Managing Agents, the other Secured Parties and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential proprietary information with respect to the other parties hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants and attorneys and as required by an Applicable Law, as required to be publicly filed with SEC, or as required by an order of any judicial or administrative proceeding, (ii) disclose the existence of this Agreement, but not the financial terms thereof, (iii) disclose this Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents, Loan Documents or any Hedging Agreement for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents, Loan Documents or any Hedging Agreement and (iv) disclose such information to its Affiliates to the extent necessary in connection with the administration or enforcement of this Agreement or the other Transaction Documents.

(b) Anything herein to the contrary notwithstanding, the Borrower hereby consents to the disclosure of any nonpublic information with respect to it for use in connection with the transactions contemplated herein and in the Transaction Documents (i) to the Administrative Agent or the Secured Parties by each other, (ii) by the Administrative Agent or the Secured Parties to any prospective or actual Eligible Assignee or participant of any of them or in connection with a pledge or assignment to be made pursuant to Section 11.1(h) or (iii) by the Administrative Agent or the Secured Parties to any provider of a surety, guaranty or credit or liquidity enhancement to a Secured Party and to any officers, directors, members, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information and agrees to be bound hereby. In addition, the Secured Parties and the Administrative Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings, including, without limitation, at the request of any self-regulatory authority having jurisdiction over a Lender.

(c) The Borrower and the Servicer each agrees that it shall not (and shall not permit any of its Affiliates to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the Transaction Documents without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Borrower or the Servicer shall consult with the Administrative Agent and each Managing Agent prior to the issuance of such news release or public announcement. The Borrower and the Servicer each may, however, disclose the general terms of the transactions contemplated by this Agreement and the Transaction Documents to trade creditors, suppliers and other similarly-situated Persons so long as such disclosure is not in the form of a news release or public announcement.

Section 12.13 Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any Fee Letter.

Section 12.14 Amendment and Restatement.

This Agreement amends and restates in its entirety that certain Fourth Amended and Restated Credit Agreement dated as of October 26, 2011, among the Borrower, the Servicer, the lenders party thereto, the managing agents named therein, and Branch Banking and Trust Company, as administrative agent.

Section 12.15 Patriot Act.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Servicer that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Servicer, which information includes the name and address of the Borrower and the Servicer and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Servicer in accordance with the USA PATRIOT Act.

Section 12.16 Defaulting Lenders. Notwithstanding anything contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.1.

(b) Defaulting Lender Waterfall. Until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero:

except as otherwise provided in this Section 12.16, any payment of principal, interest, fees, or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 12.16), shall be deemed paid to and redirected by such Defaulting Lender to be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swingline Lender hereunder; third, as the Borrower may request (so long as no Early Termination Event exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fifth, to the payment of any amounts owing to the Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Early Termination Event exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances and funded and unfunded participations in Swing Advances are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 12.16(d).

(c) Commitment Fee. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(d) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Swing Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) Repayment of Swing Advances. If the reallocation described in Section 12.16(d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, prepay Swing Advances in an amount equal to the Swingline Lender’s Fronting Exposure (the “Swing Prepayment Amount”). Borrower shall pay the Swing Prepayment Amount within forty-five (45) days of written demand from the Administrative Agent; provided, however, upon the occurrence of an Early Termination Event, the Swing Prepayment Amount, if any, shall be immediately due and payable by Borrower.

(f) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Swing Advances to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 12.16(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) New Swing Advances. So long as any Lender is a Defaulting Lender, the Swingline Lender shall not fund Swing Advances unless (i) each Non-Defaulting Lender shall have consented thereto, and (ii) the Swingline Lender is satisfied that it will have no Fronting Exposure after giving effect to such Swing Advance and any reallocation to other Lenders.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	GLADSTONE BUSINESS INVESTMENT, LLC

	By	/s/ David Watson
		Title:	Chief Financial Officer
		Name:	David Watson

Gladstone Business Investment, LLC
1521 Westbranch Drive, Suite 200
McLean, Virginia 22102
Attention: President
Facsimile No.: (703) 287-5801
Phone No.: (703) 287-5800

SERVICER:	GLADSTONE MANAGEMENT
CORPORATION

	By	/s/ David Gladstone
		Title:	Chairman and CEO
		Name:	David Gladstone

Gladstone Management Corporation
1521 Westbranch Drive, Suite 200
McLean, Virginia 22102
Attention: Chairman
Facsimile No.: (703) 287-5801
Phone No.: (703) 287-5800

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

[Signature Page to Fifth Amended and Restated Credit Agreement]

LENDER, SWINGLINE LENDER, MANAGING AGENT and LEAD ARRANGER:

KEY EQUIPMENT FINANCE INC.

By:	/s/ Richard Andersen
Name:	Richard Andersen
Title:	Vice President

Commitment: $50,000,000

Specialty Finance and Syndications
1000 South McCaslin Blvd.
Superior, CO 80027
Attention: Richard Andersen
Facsimile No.: (216) 370-9166
Telephone No.: (720) 304-1247
E-mail: LAS.Operations.KEF@key.com

with a copy to:

Key Equipment Finance Inc.
18101 Von Karman Avenue
Suite 1100
Mailstop: CA-01-19-0250
Irvine, CA 92612
Attention: Rian Emmett
Facsimile No.: (216) 357-6708
Telephone No.: (949) 757-8942
E-mail: rian.w.emmett@key.com

[Signature Page to Fifth Amended and Restated Credit Agreement]

LENDER AND MANAGING AGENT:

BRANCH BANKING AND TRUST COMPANY

By:	/s/ John Perez
	Name:	John K. Perez
	Title:	Senior Vice President

Commitment: $20,000,000

8200 Greensboro Drive, Suite 800
McLean, VA 22102
Attention:	Jim E. Davis
Team Leader/Senior Vice President
Facsimile No.: (703) 442-5544
Telephone No.: (703) 442-5561
E-mail: jedavis@bbandt.com

[Signature Page to Fifth Amended and Restated Credit Agreement]

ADMINISTRATIVE AGENT:

KEY EQUIPMENT FINANCE INC.

By:	/s/ Richard Andersen
Name:	Richard Andersen
Title:	Vice President

Specialty Finance and Syndications
1000 South McCaslin Blvd.
Superior, CO 80027
Attention: Richard Andersen
Facsimile No.: (216) 370-9166
Telephone No.: (720) 304-1247
E-mail: LAS.Operations.KEF@key.com

with a copy to:

Key Equipment Finance Inc.
18101 Von Karman Avenue
Suite 1100
Mailstop: CA-01-19-0250
Irvine, CA 92612
Attention: Rian Emmett
Facsimile No.: (216) 357-6708
Telephone No.: (949) 757-8942
E-mail: rian.w.emmett@key.com

[Signature Page to Fifth Amended and Restated Credit Agreement]